Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

CEPTON, INC.

and

KOITO MANUFACTURING CO., LTD.

Dated as of October 27, 2022

i

ii

EXHIBITS

Exhibit A	Form of Series A Certificate of Designations
Exhibit B	Form of Investor Rights Agreement

iii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2022, by and between Cepton, Inc., a Delaware corporation (the “Company”), and KOITO MANUFACTURING CO., LTD., a corporation organized under the laws of Japan (the “Investor”). The Investor and the Company are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Section 1.01.

RECITALS

A. The Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, certain shares of the Series A Preferred Stock in accordance with the provisions of this Agreement (the “Transaction”).

B. The Company Board, or any duly authorized committee thereof, has (i) determined that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and the other Transaction Documents and consummate the Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (ii) approved and declared advisable this Agreement, the other Transaction Documents, the Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) directed that the Transaction be submitted to the Company Stockholders for approval; and (iv) resolved to recommend that the Company Stockholders approve the Transaction.

C. The board of directors of the Investor, in accordance with its Organizational Documents and the laws of its jurisdiction of organization, has approved its entry into this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Transaction, upon the terms and subject to the conditions set forth herein and therein.

D. Concurrently with this Agreement, the Investor and Cepton Technologies are entering into the Secured Term Loan Agreement pursuant to which the Investor has agreed to make certain loans to Cepton Technologies, upon the terms and subject to the conditions set forth therein (the “Investor Loan Agreement”).

E. The Parties desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transaction; and (ii) prescribe certain conditions with respect to the consummation of the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

Article 1
Definitions & Interpretations

Section 1.01. Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by the Investor pursuant to this Agreement) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transaction) involving:

(a) any direct or indirect purchase or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons of shares of capital stock of the Company, including pursuant to a tender offer or exchange offer, that if consummated in accordance with its terms would result in such Person or “group” of Persons beneficially owning (i) more than 10% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable) or (ii) securities convertible, exchangeable or exercisable into more than 10% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable), in either case, after giving effect to the consummation of such purchase or other acquisition;

(b) any direct or indirect purchase, lease, exchange, transfer, license or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, of more than 10% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(c) any merger, consolidation, division, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, would beneficially own equity of the Company representing (i) more than 10% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable) or (ii) securities convertible into more than 10% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable), in either case, after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided that none of the Company or the Investor shall be deemed to be Affiliates of one another.

“Anti-Corruption Laws” means all applicable Laws and all other statutory or regulatory requirements relating to anti-corruption, anti- bribery and anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and any other Law implementing the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to the Company.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transaction.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Amendment No. 1 to Form S-1 filed by the Company with the SEC on April 18, 2022.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York City, New York, or Tokyo, Japan.

“Cepton Technologies” means Cepton Technologies, Inc., a Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation Change” means for the Company Board, to withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to the Transaction; publicly adopt, approve or recommend an Acquisition Proposal; in connection with a tender or exchange offer by a third party, fail to recommend against such offer by the close of business on the tenth (10th) U.S. Business Day after the commencement of a tender or exchange offer in connection with an Acquisition Proposal; or fail to include the Company Board Recommendation in the Proxy Statement.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization; Good Standing); Section 3.02 (Corporate Power; Enforceability); Section 3.03(a) (Company Board Approval); Section 3.03(b) (Anti-Takeover Laws); Section 3.04 (Requisite Stockholder Approvals); Section 3.05(a) (Non-Contravention); Section 3.07 (Company Capitalization); and Section 3.27 (Brokers).

“Company Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the consummation of the Transaction; provided, however, that, with respect to clause (x) above, none of the following, and no change, event, effect, occurrence or circumstance to the extent arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur (subject to the limitations set forth below):

(i) changes generally affecting the global or national economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(ii) changes or prospective changes in, or issuances of new, Law or GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, including any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement;

(iii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics and other force majeure events (including any escalation or general worsening thereof);

(iv) the execution, announcement or performance of this Agreement or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims (or threats of claims) or litigation (or threats of litigation) arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transaction;

(v) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with the Investor’s express written consent or at the Investor’s express written request, or the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement;

(vi) any change or prospective change in the Company’s credit ratings(it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(vii) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(viii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other operating metrics (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to herein (if not otherwise falling within any of the exceptions provided by clauses (i) through (viii) hereof) is a Material Adverse Effect); and

(ix) any breach by the Investor of this Agreement;

except, in each case of clauses (i) to (iii), to the extent that such change, event, effect or circumstance has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” means any compensatory options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise. For the avoidance of doubt, Company Options shall not include any option to purchase shares of Company Stock under the Employee Stock Purchase Plan or any Warrants.

“Company Products” means all Lidar devices, Software and other products, services, programs and items (tangible and intangible), in each case, which are currently marketed, licensed, sold or offered for sale by the Company and any services performed by or on behalf of the Company, or from which the Company or its Subsidiaries have derived within the three years preceding the date hereof or is currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company PSUs” means any performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company RSUs” means any service-based restricted stock units or deferred stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stock Plans” means the Company’s 2016 Stock Incentive Plan, 2022 Equity Incentive Plan and Employee Stock Purchase Plan, each as may have been amended through the date of this Agreement, and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), information technology, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems (including any outsourced systems and processes) that are owned, leased, licensed or used by or for, or otherwise relied on by, the Company or its Subsidiaries in the conduct of their businesses.

“Company Termination Fee” means an amount equal to $3,000,000.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, commitment, understanding, undertaking or agreement.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or its Subsidiaries, to the conduct of their businesses, or to any of the Company Systems, Company Products or any Sensitive Information: (a) the Company’s and its Subsidiaries’ own written rules, policies and procedures; (b) applicable Laws (including, as applicable, the California Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), and the ePrivacy Directive 2002/58/EC (“ePrivacy Directive”)); (c) industry standards applicable to the industry in which the Company or any of its Subsidiaries operates; and (d) Contracts the Company or any of its Subsidiaries has entered into or by which it is otherwise bound.

“Earnout Shares” has the meaning given to it in the Business Combination Agreement dated August 4, 2021 between the Company, GCAC Merger Sub Inc. and Cepton Technologies, as amended.

“Employee Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, change in control, employment, compensation, vacation, incentive, bonus, retention, equity or equity-based compensation (including all awards or purchases under the Company Stock Plans), deferred compensation or other benefit plan, program, arrangement or policy sponsored, maintained or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former Service Provider or any spouse, dependent, or beneficiary thereof, or with respect to which the Company or any Subsidiary of the Company has or reasonably expects to have any liability or obligation.

“Environmental Law” means any Law relating to public or worker health and safety (to the extent relating to exposure to Hazardous Materials), the protection of the environment (including ambient or indoor air, surface water, groundwater or land) or pollution, including any such Law relating to Hazardous Materials (and including any Laws relating to Hazardous Materials in products manufactured or sold by the Company and its Subsidiaries and associated labeling or packaging content requirements or restrictions relating to environmental attributes or as respects product takeback or end-of-life requirements).

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is (or was at any relevant time) a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is (or was at any relevant time) a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Regulatory Authority” means any foreign Governmental Authority with regulatory authority over Company Products.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including, pursuant to Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, and any substance, waste, or material that is regulated by or for which standards of conduct or liability may be imposed pursuant to Environmental Laws, including petroleum and petroleum byproducts, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, lead, asbestos, noise, radiation, toxic mold, odor and pesticides.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including: (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, applications therefor, and reexaminations in connection therewith (“Patents”); (b) all copyrights, works of authorship (whether or not copyrightable), moral rights, and all registrations, applications and renewals therefor and any other rights corresponding thereto throughout the world (“Copyrights”); (c) trademarks, service marks, internet domain names, corporate names, trade names (including social media handles and accounts), trade dress rights and similar designation of origin and rights therein, other indicia of origin, and all registrations, renewals and applications in connection therewith, together with all of the goodwill associated with any of the foregoing (“Marks”); (d) rights in trade secrets and confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (e) rights in Software; and (f) rights in data, databases, data repositories, data lakes and collections of data (collectively, “Data”).

“Intervening Event” means any change, event, effect or circumstance that has materially improved the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company), in each case that (i) is not known or is not reasonably foreseeable by the Company Board as of the date hereof, which change, event, effect or circumstance becomes known to the Company Board prior to receipt of the Requisite Stockholder Approvals and (ii) does not relate to any Acquisition Proposal or the Investor; provided that in no event shall the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact that the Company and its Subsidiaries meet or exceed any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other operating metrics (it being understood that the underlying cause of any such events may be taken into consideration when determining whether an Intervening Event has occurred); (B) change in the market price, or change in trading volume, of the capital stock of the Company, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether an Intervening Event has occurred); or (C) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct business.

“Investor Fundamental Representations” means the representations and warranties set forth in Article 4.

“Investor Transaction Expenses” means any reasonable and documented out-of-pocket third-party costs and expenses incurred by the Investor or its Affiliates in connection with the Transaction (including travel expenses and the fees and expenses of consultants, legal counsel, accountants and financial advisors in connection therewith).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel (each, a “Knowledge Person” and collectively, “Knowledge Persons”), in each case after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, complaint, lawsuit, litigation, audit, investigation, inquiry, proceeding, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means any of the following Contracts of the Company or any of its Subsidiaries (other than the Employee Plans):

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries taken as a whole, that was filed or is required to be filed prior to the Closing Date, with the Company SEC Reports; and

(b) any Contract with Dr. Jun Pei, Dr. Jun Ye, Dr. Mark McCord, Mr. Yupeng Cui, LDV Partners Fund I, L.P., or any of their respective Affiliates.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Capital Market or any successor thereto.

“Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (d) pledges or deposits to secure the performance of appeal bonds, fidelity bonds and other obligations of a similar nature, in each case in the ordinary course of business; (e) easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances), and zoning, building and other similar codes or restrictions, in each case imposed by any governmental authority having jurisdiction over the Leased Real Property and that do not adversely affect in any material respect, and are not violated by, the current use, operation or occupancy of such Leased Real Property or the operation of the business of the Company and its Subsidiaries thereon; (f) Liens the existence of which are disclosed in the notes to the most recent consolidated financial statements of the Company included in the Company SEC Reports; and (g) any non-exclusive license of any Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any Data or other information (including protected health information) (a) that, alone or when combined with other Data, identifies, allows the identification of, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, or about or from an individual, including any personally identifiable Data (e.g., name, address, phone number, email address, financial account number, payment card Data, government issued identifier, and health or medical information), or (b) that is otherwise protected by or subject to any applicable Laws concerning Data protection, privacy, or security, or considered personal information or personal data under applicable Laws.

“Private Warrants” means the warrants to acquire up to 5,175,000 shares of Company Common Stock issued at the time of Growth Capital Acquisition Corp.’s initial public offering.

“Process” (or “Processing” or “Processed”) means any operation or set of operations which is performed on Data or other information or sets or collections thereof, such as the development, access, collection, use, adaption, recording, retrieval, organization, structuring, erasure, exploitation, processing, storage, sharing, copying, display, distribution, transfer, transmission, disclosure, aggregation, destruction, or disposal thereof.

“Public Warrants” means the warrants to acquire up to 8,625,000 shares of Company Common Stock issued and outstanding on the date of this Agreement originally issued as a component of the units sold in Growth Capital Acquisition Corp.’s initial public offering.

“Purchase Price” means $100,000,000, which amount is calculated by multiplying the number of Purchased Shares by the Share Price.

“Purchased Shares” means 100,000 shares of Series A Preferred Stock to be purchased by the Investor pursuant to the terms of this Agreement.

“Real Property” means real property, including all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Registered Intellectual Property” means all United States, international and foreign (a) Patents and Patent applications (including provisional applications); (b) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks, including, for clarity, internet domain names); and (c) registered Copyrights and applications for Copyright registration.

“Sanctioned Country” means any country or territory with which Sanctions Laws prohibit or restrict dealings (currently Cuba, Iran, North Korea, Russia, Syria, and the occupied Donetsk, Luhansk, and Crimea regions of Ukraine).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited pursuant to any Sanctions Laws, including (a) any Person identified in any sanctions list or regulation maintained by a Governmental Authority administering Sanctions Laws; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (c) any other person with whom dealings are restricted or prohibited under any Sanctions Laws, including by reason of a relationship of ownership, control, or agency with a person identified in (a) or (b).

“Sanctions Laws” means all Laws of the United States, the United Kingdom, the European Union, Japan, or any other member state of the Organization for Economic Cooperation and Development concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including without limitation those administered by the Office of Foreign Assets Control of the United States Department of Treasury, the Bureau of Industry and Security of the United States Department of Commerce, and the United States Department of State in the United States and similar laws of other jurisdictions.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means actions that have resulted in an actual or alleged cyber or security incident that have had or would reasonably be expected to have an adverse effect on a system (including Company Systems) or any Sensitive Information (including any Processed, stored, or transmitted thereby or contained therein), including an occurrence that has jeopardized or would reasonably be expected to jeopardize the confidentiality, integrity, or availability of a system or any Sensitive Information. A Security Incident includes incidents of security breach, denial of service, phishing attack, ransomware and malware attack; or the unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company Systems or Sensitive Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Sensitive Information” means, in any form or medium, any (a) Trade Secrets or other material confidential information, (b) privileged or proprietary information that, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (c) information protected by Law, and (d) Personal Information.

“Series A Certificate of Designations” means the Series A Certificate of Designations of the Series A Preferred Stock, substantially in the form attached to this Agreement as Exhibit A.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, the terms of which are to be set forth in the Series A Certificate of Designations.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Share Price” means $1,000.00 per share.

“Software” means, in any form or medium, any and all software and computer programs, source code, object code, Data, software implementations of algorithms, models and methodologies, firmware, application programming interfaces, descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, information and manuals related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Subsidiary Securities” has the same meaning ascribed to “Company Securities”, except that all references to “the Company” therein shall be deemed to be replaced with “any Subsidiary of the Company”.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board or any duly authorized committee thereof has determined in good faith (after consultation with its financial advisors and outside legal counsel) (a) is more favorable to the Company Stockholders than the Transaction, and (b) is reasonably likely to be consummated on its terms (in the case of each of clauses (a) and (b), taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal, including the identity of the Person making the proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “10%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Supporting Stockholder” means each of Dr. Jun Pei, Dr. Jun Ye and Dr. Mark McCord.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, and any unclaimed property or escheat obligations, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and any secondary liabilities for any of the foregoing amounts payable as a transferee or successor, by assumption or by Contract or by operation of Law.

“Tax Return” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Documents” means this Agreement, the Series A Certificate of Designations, Investor Rights Agreement and the Voting Support Agreements.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, value added or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes.

“Trinity Capital Loan Agreement” means the Loan and Security Agreement dated as of January 4, 2022 between Trinity Capital Inc. and Cepton Technologies, as amended from time to time.

“Underlying Shares” means the shares of Company Common Stock issuable upon conversion of the Purchased Shares in accordance with the Series A Certificate of Designations.

“U.S. Business Day” means a “business day” as determined in accordance with Rule 100 of Regulation M promulgated by the SEC.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws regarding plant closings or mass layoffs.

“Warrants” means the Private Warrants and the Public Warrants.

Section 1.02. Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Bylaws	3.01
Capitalization Date	3.07(a)
Charter	3.01
Chosen Courts	10.09
Closing	2.02
Closing Date	2.02
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board Recommendation	3.03(a)
Company Breach Notice Period	9.01(f)
Company Intellectual Property	3.16(a)
Company Owned IP	3.16(a)
Company Preferred Stock	3.07(a)
Company SEC Reports	3.09
Company Securities	3.07(c)
Company Software	3.16(f)
Company Stockholder Meeting	6.04(a)
Confidentiality Agreement	10.03
DGCL	3.01
Director Resignation Letter	6.11
Electronic Delivery	10.12
End Date	9.01(c)
Foreign Benefit Plan	3.19(i)
Incoming Investor Director	6.11
Incumbent Investor Director	6.11
Investor	Preamble
Investor Breach Notice Period	9.01(g)
Investor Loan Agreement	Recitals
Investor Rights Agreement	7.02(h)
Lease	3.14(b)
Leased Real Property	3.14(b)
NHTSA	3.17(b)
Non-Recourse Party	10.11
Party	Preamble
Proxy Statement	6.03(a)
Requisite Stockholder Approvals	3.04(a)
Representatives	5.03
Resigning Director	6.11
Transaction	Recitals
Voting Support Agreements	3.29

Section 1.03. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof, except that for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Contract will be deemed to refer to such Contract as of such date.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including any violation of Law or breach of Contract; or that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other Person. The representations and warranties in this Agreement represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) All references to “ordinary course of business” will be deemed to be followed by the words “consistent with past practice.”

(s) All references to time shall refer to New York City time unless otherwise specified.

Article 2
Agreement to Sell and Purchase

Section 2.01. Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, the Purchased Shares, and the Investor agrees to pay the Company the Purchase Price.

Section 2.02. The Closing. The consummation of the Transaction will take place at a closing (the “Closing”) to occur at such time as the Parties mutually agree in writing, at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, CA 94111, United States of America, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions; provided, that the Closing shall not occur prior to January 1, 2023 unless mutually agreed by the Parties in writing); or such other time, location and date as the Parties mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.03. Adjustments. If between the date of this Agreement and the Closing Date the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Share Price, Purchase Price and Purchased Shares to be delivered pursuant to this Article 2 shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

Article 3
Representations and Warranties of the Company

With respect to any Section of this Article 3, except as disclosed in the Company SEC Reports filed by the Company or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after February 10, 2022 and at least two (2) Business Days prior to the date hereof (provided that in no event will any disclosure in the Company SEC Reports qualify or limit the Company Fundamental Representations), the Company hereby represents and warrants to the Investor as follows:

Section 3.01. Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the General Corporation Law of the State of Delaware (the “DGCL”). The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to the Investor true, correct and complete copies of the Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

Section 3.02. Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and authority to: (i) execute and deliver this Agreement and the other Transaction Documents; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) subject to receiving the Requisite Stockholder Approvals, consummate the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, have been duly authorized and approved by the Company Board, or any duly authorized committee thereof, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents, the performance by the Company of its covenants and obligations and the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents. This Agreement and each other Transaction Document has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investor, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability: (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

(b) Subject to the filing of the Series A Certificate of Designation with the Secretary of State for the State of Delaware, the Company has all requisite power and authority to issue, sell and deliver the Purchased Shares, in accordance with and upon the terms and conditions set forth in this Agreement and the Series A Certificate of Designations. The Series A Certificate of Designations sets forth the rights, preferences and priorities of the Series A Preferred Stock, and the holders of the Series A Preferred Stock will have the rights set forth in the Series A Certificate of Designations upon filing with the Secretary of State for the State of Delaware. All corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Purchased Shares, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been, or will at the time of Closing be, validly taken.

Section 3.03. Company Board Approval; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board, at a meeting duly called and held, has adopted resolutions, prior to the execution of this Agreement: (i) determining that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and the other Transaction Documents and consummate the Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (ii) approving and declaring advisable this Agreement, the other Transaction Documents, the Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (iii) directing that the Transaction be submitted to the Company Stockholders for approval; and (iv) resolving to recommend that the Company Stockholders approve the Transaction (such recommendation, the “Company Board Recommendation”).

(b) Anti-Takeover Laws. The Company Board, or any duly authorized committee thereof, has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transaction or other transactions contemplated hereby and thereby, including the conversion of the Purchased Shares by Investor or its Affiliates and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement or the other Transaction Documents or the consummation of the Transaction or any other transaction contemplated hereby or thereby.

Section 3.04. Requisite Stockholder Approvals.

(a) The approval of the Transaction by the affirmative vote of a majority of the total votes cast on such matter (with abstentions and broker non-votes not counted as votes “FOR” or “AGAINST” the matter) (the “Requisite Stockholder Approvals”) are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary under applicable Law, the NASDAQ rules, the Charter or the Bylaws to consummate the Transaction and the other transactions contemplated in this Agreement and the other Transaction Documents.

Section 3.05. Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents do not: (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the vesting or receipt of any benefit or value to a third party, pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.06 and, in the case of the consummation of the Transaction, subject to obtaining the Requisite Stockholder Approvals, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such consents as have been obtained and violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.06. Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction and the other transactions contemplated by this Agreement, except (i) the filing of the Series A Certificate of Designations with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of NASDAQ, (iv) compliance with any applicable requirements of any applicable Antitrust Laws, and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.07. Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 350,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”). As of 5:00 p.m. New York City time on October 18, 2022 (such time and date, the “Capitalization Date”): (A) 156,409,142 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 0 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Options, Company RSUs and Company PSUs granted prior to the date of this Agreement in accordance with their respective terms or pursuant to the exercise of the Warrants in accordance with their terms.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 10,120,767 shares of Company Common Stock for issuance pursuant to the Company Stock Plans, which number excludes 19,708,275 shares subject to outstanding awards, 13,800,000 shares of Company Common Stock for issuance pursuant to the Warrants, 13,000,000 shares of Company Common Stock for issuance in respect of the Earnout Shares, and 13,357,495 shares for issuance pursuant to the Purchase Agreement entered into with Lincoln Park Capital Fund, LLC, dated as of November 24, 2021. As of the Capitalization Date, there were outstanding: (i) Company Options to acquire 14,451,545 shares of Company Common Stock with a weighted average exercise price of $2.17; (ii) 5,133,730 shares of Company Common Stock subject to outstanding Company RSUs; and (iii) 123,000 shares of Company Common Stock subject to outstanding Company PSUs (based on target achievement, if applicable).

(c) Company Securities. Except as set forth in this Section 3.07, as of the Capitalization Date there were: (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company; (vi) no other obligations of the Company to make any payment based on the price or value of any of the items in the foregoing clauses (i) through (v) (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), collectively, the “Company Securities”); (vii) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (viii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. Except as may be permitted or required under the Company Stock Plans, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Company Securities. The Company does not have a stockholder rights plan in effect or outstanding bonds, debentures, notes or other similar obligations which provide such holder the right to vote with the holders of shares of Company Common Stock on any matter. The announcement or consummation of the Transaction and the other transactions contemplated by this Agreement will not, in and of themselves, result in any vesting, acceleration or the receipt of any rights, benefits or value under any issued and outstanding Company Securities (excluding any Company Securities issued under an Employee Plan or Company Stock Plan, which are addressed by Section 3.19(g)).

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

(e) Valid Issuance of Shares. The Purchased Shares being purchased by the Investor hereunder will be duly authorized by the Company and, when issued and delivered by the Company in accordance with this Agreement and the Series A Certificate of Designations against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, except for generally applicable transfer restrictions under applicable securities Law, the Investor Rights Agreement or the Charter or such Liens as are created by the Investor. There are no Persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Shares. Upon issuance in accordance with the Series A Certificate of Designations, the Underlying Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Series A Certificate of Designations, the Charter, the Investor Rights Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by the Investor.

Section 3.08. Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Cepton Technologies is wholly owned by the Company, directly, free and clear of any Liens (other than Permitted Liens, Liens with respect to the Trinity Capital Loan Agreement disclosed to the Investor prior to the date hereof and, upon funding thereof, Liens with respect to the Investor Loan Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the capital stock or securities of such Subsidiary).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: each of the Subsidiaries of the Company (other than Cepton Technologies) is wholly owned by the Company, directly or indirectly, free and clear of any Liens; the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company, and the Company directly or indirectly owns all outstanding Subsidiary Securities; no Subsidiary of the Company owns any shares of capital stock or other securities of the Company; neither the Company nor any of its Subsidiaries has any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the Company with respect to its Subsidiaries and the Subsidiaries with respect to each other).

Section 3.09. Company SEC Reports. Since February 10, 2022 and through the date of this Agreement, the Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (the “Company SEC Reports”) prior to the date of this Agreement. Each such Company SEC Report complied in all material respects, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.10. Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports: (i) were prepared in accordance Regulation S-X under the Exchange Act and with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) complied, as of their respective date of filing with the SEC in all material respects, with the published rules and regulations of the SEC with respect thereto and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end and audit adjustments). Except as have been described in the Company SEC Reports, there are no off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act or “smaller reporting company” within the meaning of the Exchange Act, the Company has established and maintains, and at all times since February 10, 2022 has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) that (i) are with respect to disclosure controls and procedures, reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and (ii) with respect to internal control over financial reporting, sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets, in each case that could have a material effect on the Company’s financial statements.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since February 10, 2022, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim (or otherwise has been informed) that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters from the staff of the SEC relating to the Company’s SEC Reports and received by the Company prior to the date of this Agreement. None of the Company’s SEC Reports filed on or prior to the date of this Agreement, is, to the Company’s Knowledge, subject to ongoing SEC review or investigation.

Section 3.11. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities: (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (b) arising pursuant to this Agreement or incurred in connection with the Transaction; or (c) incurred in the ordinary course of business; in each case that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect).

Section 3.12. Absence of Certain Changes.

(a) Since June 30, 2022 through the date of this Agreement: (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Investor’s consent, would constitute a breach of, or require consent of the Investor under Section 5.02 other than the issuance and sale of shares of Company Common Stock pursuant to the Purchase Agreement prior to the date of this Agreement in the amount disclosed in writing to the Investor prior to the date of this Agreement.

(b) Since December 31, 2021 through the date of this Agreement, there has not been any effect, change, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.13. Material Contracts.

(a) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto (as the case may be) and, to the Knowledge of the Company, any other party thereto and is enforceable in accordance with its terms, and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, whether or not with notice or lapse of time or both, would constitute such a breach, default, acceleration of rights or an event of termination pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches, defaults, acceleration or termination that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(b) None of the Company or any of its Subsidiaries is a party to any of the following Contracts:

(i) any material joint venture, partnership or similar Contract;

(ii) any Contract containing any covenant (i) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or any geographic area that is material to the Company and its Subsidiaries, taken as a whole, or (ii) materially limiting the rights of the Company or any of its Subsidiaries, taken as a whole, pursuant to any “minimum requirement,” “most favored nation” or “exclusivity” provisions;

(iii) any material Contract with any Governmental Authority; or

(iv) any Contract for an Acquisition Transaction.

Section 3.14. Real Property.

(a) No Owned Real Property. Neither the Corporation nor any of its Subsidiaries own any interest in Real Property.

(b) Leased Real Property. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: the Company or one of its Subsidiaries has valid leasehold estates in the Company or any of its Subsidiaries, leases, subleases, uses or occupies, or has the right to use or occupy, now or in the future, any Real Property for which the annual rent (excluding common area maintenance charges) is in excess of $140,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”), free and clear of all Liens (other than Permitted Liens); each Lease is legal, valid, binding, enforceable and in full force and effect; neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under any Lease has been disturbed, and there are no disputes with respect to any such Lease in any material respect; neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease; and there are no subleases, licenses or similar agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property or any portion thereof, now or in the future.

Section 3.15. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are and, since January 1, 2019 (or earlier if unresolved), have been, in compliance with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining, maintaining and renewing all Environmental Permits; (b) since January 1, 2019 (or earlier if unresolved), no notice of violation or other notice, report, order, directive or other information has been received by the Company or any of its Subsidiaries related to any Environmental Law, Environmental Permit or Hazardous Material; (c) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Environmental Law, Environmental Permit or Hazardous Material; (d) neither the Company nor any of its Subsidiaries has transported, manufactured, distributed, handled, stored, treated, released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Materials, in a manner that has resulted in an investigation or required cleanup by, or otherwise resulted in the liability of, the Company or any of its Subsidiaries; (e) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by or (B) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors); and (f) neither the Company nor its Subsidiaries have assumed, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Laws.

Section 3.16. Intellectual Property.

(a) The Company has made available to the Investor a true, correct and complete list as of the date of this Agreement of all United States Patents owned by, or registered in the name of Cepton Technologies (for each, indicating, as applicable, the owner(s), filing or registration number, title, jurisdiction, date of issuance, and current record applicant(s) and registrants).

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, owns all Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, and together with the Registered Intellectual Property, the “Company Owned IP”), and to the Knowledge of the Company is licensed or otherwise possesses adequate rights to use pursuant to a valid license or subscription agreement, all material Intellectual Property used or held for use in, or necessary for, their respective businesses as currently conducted (collectively, and together with the Company Owned IP, the “Company Intellectual Property”), in each case free and clear of all Liens (except for Permitted Liens). The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of the material Trade Secrets of the Company and its Subsidiaries. All past and present employees, consultants and contractors of the Company and its Subsidiaries (for Persons that the Company and its Subsidiaries have not engaged or employed in the past five (5) years, to the Knowledge of the Company) who have had access to material Trade Secrets of the Company and its Subsidiaries or have authored, developed or otherwise created any material Company Intellectual Property, have executed valid written agreements pursuant to which such Person (i) is bound to maintain and protect the confidential information of the Company and its Subsidiaries, and (ii) assigns, pursuant to a present assignment, to the Company or its applicable Subsidiaries, sole ownership of all Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company and its Subsidiaries, in accordance with applicable Laws and without further consideration or any restrictions or obligations on the Company or any of its Subsidiaries, and to the Knowledge of the Company, such agreements are valid and enforceable in accordance with their terms. No material Company Owned IP is subject to any consent, settlement, decree, order, injunction, judgment or ruling prohibiting or restricting the Company’s or any of its Subsidiaries’ use, ownership, enforcement or other exploitation or disposition thereof. The transactions contemplated by this Agreement and the consummation thereof will not alter, encumber, impair or otherwise extinguish any right, title or interest of the Company or any of its Subsidiaries in or to any Company Owned IP. There exist no material restrictions on the disclosure, use, license or transfer of the Company Owned IP, and all of the Company Owned IP will be owned by the Company and its Subsidiaries immediately after the Closing.

(c) There are no claims by any Person that are either pending or made or, to the Knowledge of the Company, threatened in writing since January 1, 2019, (i) alleging infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person, or (ii) contesting the validity, use, ownership, enforceability, patentability or registrability of any material Company Owned IP, excluding any ordinary course “office actions” received by the Company or a Subsidiary in connection with the prosecution of Patents. Neither the Company nor any of its Subsidiaries has received any written notices or written requests for indemnification from any third party related to any of the foregoing matters in clauses (i) and (ii).

(d) (i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of the business of the Company and its Subsidiaries, including the sale or licensing of Company Products, infringes, misappropriates, or otherwise violates or, since January 1, 2019, has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person in any material respect; (ii) neither the Company nor any of its Subsidiaries has received any written notices regarding any of the foregoing matters in clause (i) (including any cease and desist letters, demands or unsolicited offers to license any Intellectual Property from any Person); and (iii) to the Knowledge of the Company as of the date of this Agreement, no Person is infringing, misappropriating, or otherwise violating any material Company Owned IP.

(e) The Company and its Subsidiaries own, lease, license, or otherwise have the valid right to use all material Company Systems, and such Company Systems are sufficient in all material respects for the needs of the Company’s and its Subsidiaries’ businesses, and the Company and its Subsidiaries have purchased sufficient license rights for all material third party Software used in their operations. With respect to the Company Systems: (i) the Company and its Subsidiaries have a commercially reasonable disaster recovery plan in place and have tested such disaster recovery plan for effectiveness, and (ii) to the Knowledge of the Company, there have not been any material malfunctions, failures, or continued substandard performance that have not been remedied in all material respects.

(f) The material proprietary Software owned by the Company and its Subsidiaries (the “Company Software”) is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that (A) requires, or conditions the use or distribution of such Software, on the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (B) otherwise imposes any limitation or restriction on the right or ability of the Company or any of its Subsidiaries to use, license, distribute, or otherwise exploit any portion of the Company Software (including, for clarity, any limitation on the compensation that the Company or any of its Subsidiaries may charge in the marketing, licensing, sale, distribution, or other commercial exploitation or other use of such Company Software or any requirement that such Company Software be disclosed, licensed or distributed for the purpose of making derivative works, but excluding any obligation for the Company to provide attribution for the author of such Software). The Company and its Subsidiaries possess all source code and other documentation and materials reasonably necessary for a developer competent in the programming language for such Software to compile, operate and maintain the Company Software. All Company Software operates in all material respects in accordance with its requirements, technical, end-user and other documentation. To the Knowledge of the Company, there are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes, programs or devices in any of the Company Software, or any other codes, programs or devices designed to disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operates, or the integrity of the Data, information or signals the Company Software produces in a manner adverse to the Company, any of its Subsidiaries, any customer, licensee or other Person. The Company and its Subsidiaries have not delivered, licensed, or made available any source code for any Company Software to any escrow agent or other Person who is not an employee, contractor or other service provider of the Company or any of its Subsidiaries and subject to appropriate confidentiality obligations, and the Company and its Subsidiaries are not subject to any obligation (whether present, contingent, or otherwise) deliver, license, or make available any such source code.

(g) Since January 1, 2019: (i) the Company and its Subsidiaries (including the conduct of their respective businesses and their Processing of Data) have complied with all Data Security Requirements in all material respects; (ii) there has not been any material Security Incident; and (iii) the Company and its Subsidiaries have taken commercially reasonable actions, including instituting commercially reasonable physical, technical, and administrative security measures and policies, to protect the security and integrity of the Company Systems and all Data stored or contained therein or transmitted thereby and all Sensitive Information collected or possessed by them from and against unauthorized access, use, or disclosure, including by installing all patches applicable to the Company Systems and updating the Company Systems to current versions of third party Software in a reasonably timely manner. Since January 1, 2019, neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to data owners in connection with (A) any unauthorized access, use or disclosure of Sensitive Information or (B) any Data Security Requirement. Neither the Company nor its Subsidiaries (1) has received any written complaint from any Person regarding any Data Security Requirements, Security Incident, or Sensitive Information or (2) has been subject to any investigations or audits (other than audits commissioned in response to contractual requirements related to security and vulnerability testing in commercial contracts and self-initiated audits) concerning any Data Security Requirements, Security Incident, or Sensitive Information.

(h) To the extent that the Company or any of its Subsidiaries has: (i) purchased, licensed or otherwise acquired for compensation any Personal Information, it has done so in accordance with all Data Security Requirements in all material respects; or (ii) obtained Personal Information from any publicly-available sources, including websites, it has done so in accordance with the terms and conditions attaching to the use of that publicly- available source and in accordance with all Data Security Requirements in all material respects. The Company and its Subsidiaries have engaged in the Processing of Data (and caused third parties to engage in the Processing of Data) only with respect to any third party Data as they are authorized to so engage by applicable Law and Contract. The Company and its Subsidiaries in respect of each Processing activity that they carry out as a Controller (as defined in Article 4(7) of the GDPR) under the GDPR: (A) have, and have had, a lawful basis for Processing Personal Information, including obtaining or contractually obligating others to obtain on the Company’s behalf all requisite consents from data subjects (where consent is relied upon by the Company or its Subsidiaries as the legal basis for Processing), in accordance with the GDPR and ePrivacy Directive; (B) have, prior to Processing any Personal Information, made available (to the standard required under the GDPR) materially accurate processing information that meets the requirements of the GDPR; (C) have entered into a written agreement with all third party data processors which complies with the requirements of the GDPR; and (D) comply, and have complied with all principles set out in Article 5 of the GDPR in all material respects.

Section 3.17. Products.

(a) Each of the Company Products is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.

(b) Since January 1, 2019 through the date of this Agreement, the Company and its Subsidiaries have not received any material written notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”), or any Foreign Regulatory Authority relating to any Company Products, nor is there any pending, or to the Knowledge of the Company, threatened material claim by NHTSA or any Foreign Regulatory Authority against the Company or any of its Subsidiaries relating to an alleged defect or noncompliance in any Company Products. Since January 1, 2019 through the date of this Agreement, there has not been nor is there under consideration by any committee or team responsible for the oversight, investigation and remediation of product quality, noncompliance, defect, warranty, recall or customer campaign matters, any recall, customer satisfaction program or post sale warning of a material nature concerning any Company Products. Since January 1, 2019, the Company and its Subsidiaries have, to the extent applicable, complied with the requirements of the Transportation Recall Enhancement, Accountability and Documentation Act and implementing regulations of the NHTSA, including the Reporting of Early Warning Information Regulation (49 CFR Part 579, subpart C), and Reporting of Safety Recalls and Other Safety Campaigns in Foreign Countries Regulation (49 CFR Part 579, subpart B).

Section 3.18. Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries has: (i) timely filed (taking into account valid extensions) all Tax Returns required to be filed by it; (ii) paid all Taxes that are due and payable by it, except for those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) reflected or otherwise reserved against in its books in accordance with GAAP an amount reasonably adequate for the payment of all material amounts of Taxes for the taxable period subsequent to the latest period to which such Tax Returns apply.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing, except for any audit or other examination for which adequate reserves have been made (in accordance with GAAP); (ii) neither the Company nor any of its Subsidiaries has outstanding any waiver or extension of any statute of limitations on, or extended the period for the assessment or collection of any Tax; and (iii) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a particular type that the Company or such Subsidiary, as the case may be, is or may be subject to Tax of such type in that jurisdiction.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each of its Subsidiaries (or its agent) has withheld or collected from each payment made to each of its employees or any other Person the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories.

(d) The Company is not and has not been, during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than those described in clause (i) of the definition of Permitted Liens.

(f) The Company is classified as a corporation for United States federal income tax purposes, and the Company has never been classified as other than a corporation for U.S. federal income tax purposes.

(g) Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b)(2).

Section 3.19. Employee Benefits.

(a) Company Stock Plans. The Company has made available to the Investor a true and complete copy of all Company Stock Plans.

(b) Absence of Certain Plans. Neither the Company, its Subsidiaries nor any ERISA Affiliate of the Company has maintained, sponsored or participated in, or contributed to, in the six year period preceding the date hereof or otherwise has any liability or obligation with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or as described in Section 413(c) of the Code; or (iii) a plan covered by Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter issued by the IRS regarding such qualified status or is maintained pursuant to a prototype or volume submitter document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype or volume submitter document, and (ii) no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan that cannot be corrected without liability to the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D or 4980H of the Code.

(d) Contributions. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all contributions, premiums, reimbursements or other payments that are due and owing to or in respect of any Employee Plan have been paid. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all such contributions, premiums, reimbursements or other payments for any period ending on or before the Closing Date that are not yet due have been (or will be prior to the Closing Date) paid or properly accrued (in accordance with GAAP, to the extent applicable).

(e) No Post-Termination Welfare Benefit Plan. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor its Subsidiaries maintains and has not maintained any Employee Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) that provides, nor has the Company or any of its Subsidiaries committed to provide, post- termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of, against or in relation to, any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, with respect to the administration or operation of such plans, other than routine claims for benefits. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Employee Plan involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person.

(g) Impact of the Transaction on Employee Plans. Neither the execution or delivery of this Agreement nor the consummation of the Transaction will constitute a “change in control,” “change of control,” or term of similar meaning under any Employee Plan including, for the avoidance of doubt, any Company Stock Plan. Neither the execution or delivery of this Agreement nor the consummation of the Transaction will (alone or in conjunction with any other event that would not, standing alone, trigger such payment or benefit): (i) entitle any current or former Service Provider to any compensation or benefit; or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Employee Plan. Neither the execution or delivery of this Agreement nor the consummation of the Transaction will (I) result in any payment or benefit made by the Company or any Subsidiary to be characterized as an excess parachute payment within the meaning of Section 280G of the Code; or (II) result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.

(h) Section 409A. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such Section and such guidance have been applicable to such Employee Plan. No Employee Plan, agreement or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound obligates the Company to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(i) Foreign Benefit Plans. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Benefit Plan”): (i) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, (ii) each Foreign Benefit Plan intended to receive favorable tax treatment under applicable tax Laws, to the extent applicable, has been qualified or similarly determined by applicable Governmental Authorities to satisfy the requirements of such Laws, and (iii) no Foreign Benefit Plan is a defined benefit or similar type of plan or arrangement. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no Foreign Benefit Plan has any unfunded liabilities, nor are any unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

Section 3.20. Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements, labor union contracts or trade union agreements (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement and no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification. There is no strike, lockout, slowdown, work stoppage, or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Employment Law. Except for such noncompliance that, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws with respect to employment and labor practices (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining, terms and conditions of employment, classification of independent contractors and exempt and non-exempt employees, harassment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance).

(c) To the Knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized base salary from the Company at or above $250,000 is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company or its Subsidiaries.

(d) Since at least January 1, 2019, the Company and its Subsidiaries have reasonably investigated all material sexual harassment, or other material discrimination, or retaliation allegations of which their human resources representatives or any officers or directors have been made aware. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken reasonable corrective action, when so required, that is reasonably calculated to prevent further improper action.

Section 3.21. Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2019 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 3.22. Anti-Corruption; International Trade.

(a) Since January 1, 2019, any of its Subsidiaries, or any of their respective directors, officers, or employees has, nor, to the Knowledge of the Company, have any of their other respective Representatives, violated any Anti-Corruption Laws, nor has the Company, any Subsidiary of the Company, any of their respective directors, officers, or employees nor, to the Knowledge of the Company, any other Representative of the Company or any of its Subsidiaries offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel expenses, to any Government Official or to any Person for the purpose of influencing any act or decision of a Government Official in their official capacity, securing any improper advantage, or assisting the Company or any Subsidiary of the Company in obtaining or retaining business, in violation of any Anti- Corruption Laws.

(b) The Company and its Subsidiaries are currently in compliance with, and at all times since January 1, 2019 have been in compliance with, all applicable Sanctions Laws, and there are not now, nor have there been since January 1, 2019, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any officer or director of the Company or of any of its Subsidiaries, concerning violations or potential violations of, or conduct potentially sanctionable under, any Sanctions Law. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(c) Neither the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or Representatives, is a Sanctioned Person.

(d) Neither the Company nor any of its Subsidiaries has or in the past three years has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country that would be prohibited for any Person bound by the relevant Sanctions Laws or could result in the imposition of sanctions under any Sanctions Laws.

(e) Neither the Company nor any of its Subsidiaries has any obligation, plan, or commitment to engage in or complete any transaction with or investment in any Sanctioned Person or Sanctioned Country in the future that would be prohibited for any person bound by the relevant Sanctions Laws or could result in the imposition of sanctions under any Sanctions Laws.

Section 3.23. Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no current, and in the past three years there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or relating to the Transaction Documents or the transactions contemplated hereby or thereby, nor have the Company or any of its Subsidiaries made any voluntary or involuntary disclosures of non-compliance with applicable Law to any Governmental Authority.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor any of its or their respective properties) is subject to any order, judgment or decree of any Governmental Authority.

Section 3.24. Insurance. As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have all policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such cancellations and defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.25. Related Party Transactions. There are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or executive officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been disclosed in the Company SEC Reports.

Section 3.26. Brokers. Except for ICR Capital LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transaction or other transactions contemplated by this Agreement or the other Transaction Documents. The Company has made available to the Investor the engagement letter of ICR Capital LLC.

Section 3.27. Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the Closing hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.28. Ability to Pay Dividends. Except for the limitations imposed by the DGCL, including Section 170 thereof, the Company is not party to any Contract, and is not subject to any provision in the Charter or resolutions of the Company Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in the form and the amounts contemplated by the Series A Certificate of Designations.

Section 3.29. Voting Support Agreements. Concurrently with the execution and delivery of this Agreement, the Company has delivered to the Investor true, complete and correct copy of voting support agreements (the “Voting Support Agreements”), each executed concurrently herewith by the Company and the relevant Supporting Stockholder party thereto, pursuant to which the Supporting Stockholders have agreed, among other things, to vote all Company Common Stock beneficially owned by them as of the record date for the Company Stockholder Meeting in favor of any matters necessary or reasonably requested by the Company for consummation of the transactions contemplated by this Agreement. Each of the Voting Support Agreements is in full force and effect as of the date of this Agreement and is and shall remain a legal, valid and binding obligation of the Company and the relevant Supporting Stockholder party thereto for so long as it is in full force and effect. None of the Voting Support Agreements has been or will be amended or modified, except as permitted thereunder.

Section 3.30. Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article 4 and such representations and warranties set forth in the other Transaction Documents or any certificates delivered to the Company pursuant thereto, the Company hereby acknowledges that neither the Investor or its Affiliates, nor any other Person, has made or is making (and the Company is not relying on) any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Article 4
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as follows:

Section 4.01. Organization; Good Standing. The Investor is duly organized and validly existing pursuant to the Laws of its jurisdiction of organization. The Investor has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its material properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or the ability of the Investor to fully perform its covenants and obligations pursuant to this Agreement. The Investor is not in violation of its Organizational Documents.

Section 4.02. Corporate Power; Enforceability. The Investor has the requisite corporate power and authority to: (a) execute and deliver this Agreement and the other applicable Transaction Documents; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transaction and the other transactions contemplated by this Agreement and the other applicable Transaction Documents. The execution and delivery of this Agreement and the other applicable Transaction Documents by the Investor, the performance by the Investor of its covenants and obligations hereunder and the consummation of the Transaction and the transactions contemplated by this Agreement and the other applicable Transaction Documents have been duly authorized by all necessary action on the part of the Investor and no additional action on the part of the Investor is necessary. This Agreement and each other applicable Transaction Documents have been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity.

Section 4.03. Non-Contravention. The execution and delivery of this Agreement by the Investor, the performance by the Investor of its covenants and obligations hereunder, and the consummation of the Transaction and the other transactions contemplated by this Agreement and the other applicable Transaction Documents do not: (a) violate or conflict with any provision of the Organizational Documents of the Investor; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Investor is a party or by which the Investor or any of its properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.04 have been obtained, violate or conflict with any Law or order applicable to the Investor or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Investor, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or the ability of the Investor to fully perform its covenants and obligations pursuant to this Agreement.

Section 4.04. Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Investor in connection with: (a) the execution and delivery of this Agreement by the Investor; (b) the performance by the Investor of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction and the other transactions contemplated by this Agreement, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (ii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or the ability of the Investor to fully perform its covenants and obligations pursuant to this Agreement. The Investor is an “accredited investor” within the meaning of Section 4(a)(2) of the Securities Act and is able to bear the risk of its investment in the Purchased Shares. Since February 10, 2022, none of the Investor or its Affiliates has engaged in any hedge, swap, short sale or derivative transactions involving the Company Common Stock or any other agreement or arrangement that transfers to any third party, directly or indirectly, in whole or in part, any ownership of, or any interests in, any shares of Company Common Stock.

Section 4.05. Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Investor or any of its Affiliates that will be entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Transaction.

Section 4.06. Sufficient Funds. The Investor will have at the Closing sufficient funds to enable the Investor to pay in full at the Closing the entire amount of the Purchase Price payable by the Investor hereunder in immediately available cash funds.

Section 4.07. Unregistered Securities.

(a) Investor Status; Sophisticated Purchaser; Diligence. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Shares. The Investor has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that the Investor has been provided with sufficient access for such purposes.

(b) Legends. The Investor understands that any certificate or book-entry position evidencing (i) Purchased Shares will bear the restrictive legend set forth in the Series A Certificate of Designations and (ii) Underlying Shares will bear a restrictive legend similar to the legend born by the Purchased Shares.

(c) Purchase Representations. The Investor is purchasing the Purchased Shares (and Underlying Shares) for its own account, the account of its Affiliates, or the accounts of clients for whom the Investor exercises discretionary investment authority (all of whom the Investor hereby represents and warrants are “accredited investors” within the meaning of Section 4(a)(2) of the Securities Act), not as a nominee or agent, and not with a view to distribution in violation of any securities Laws. The Investor has been advised and understands that the Purchased Shares (and Underlying Shares) have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Investor has been advised and understands that the Company, in issuing the Purchased Shares (and Underlying Shares), is relying upon, among other things, the representations and warranties of the Investor contained in this Article 4 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act. Neither the Investor nor any of its Affiliates is acting in concert, and neither the Investor nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Investor, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than in connection with the Transaction.

(d) Reliance by the Company. The Investor understands that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Purchased Shares (and Underlying Shares).

Section 4.08. Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article 3 and such representations and warranties set forth in the other Transaction Documents, the Investor hereby acknowledges that neither the Company nor its Affiliates, nor any other Person, has made or is making (and the Investor is not relying on) any other express or implied representation or warranty with respect to the Company or any of its Affiliates or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives. The Investor, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Article 5
Interim Operations of the Company

Section 5.01. Affirmative Obligations. Except as expressly contemplated by this Agreement, as required by applicable Law or Data Security Requirements, or as approved in advance in writing by the Investor (which approval will not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, the Company will, and will cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties.

Section 5.02. Forbearance Covenants. Except as expressly contemplated by this Agreement, as required by applicable Law, or as approved in advance in writing by the Investor (which approval will not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a) take any action set forth in Section 2.05 (Investor Consent) of the form of the Investor Rights Agreement attached hereto as Exhibit B;

(b) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than (x) the issuance of capital stock or other equity interests pursuant to any Company Stock Plan or as permitted under the terms of the Warrants or (y) the issuance of any Subsidiary Securities to the Company or any other Subsidiary or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation, combination, division, reclassification or otherwise);

(c) take any action that would cause the Company to fail to satisfy, or omit to take any action necessary to prevent the Company from satisfying, the conditions of Section 7.02(a); or

(d) agree, resolve or commit to do any of the foregoing.

Section 5.03. Exclusivity; Company Board Recommendation Change.

(a) Subject to Section 5.03(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing Date, without the Investor’s consent, the Company shall not, and shall procure that its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) do not and will not, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Transaction or enter into, or (ii) undertake to enter into, any Contract for an Acquisition Transaction, or any Contract requiring the Company to abandon, terminate or fail to consummate the issuance of the Purchased Shares or the Transaction. From and after the execution of this Agreement and through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company, its Affiliates and their respective Representatives shall (A) promptly advise the Investor in writing of the receipt of any Acquisition Proposal (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved), (B) promptly furnish to the Investor a copy of any such Acquisition Proposal in addition to a copy of any information provided to or by any third party relating thereto and (C) keep the Investor reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal. Any breach of the terms of this Section 5.03 by any Affiliate or Representative of the Company (as if it were a party hereto) shall be deemed a breach by the Company.

(b) Notwithstanding Section 5.03(a), if the Company receives an Acquisition Proposal that was not received in violation of Section 5.03(a) and the Company Board determines that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, then (i) the Company may respond to, engage in discussions with and provide information regarding the Company to, the person making such proposal and (ii) at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change with respect to such Acquisition Proposal if the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that the Company Board shall not effect a Company Board Recommendation Change unless (A) the Company shall have notified the Investor, in writing and at least five (5) Business Days prior to effecting a Company Board Recommendation Change, of its intention to take such action and (B) the Company shall have negotiated with the Investor in good faith (to the extent requested by the Investor) regarding any modifications to the terms and conditions of this Agreement proposed by the Investor in writing during such five (5) Business Day period following delivery by the Company of such notification, and (iii) if the Investor shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Investor, that such Acquisition Proposal continues to be a Superior Proposal and that the failure to make such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) Notwithstanding Section 5.03(a), upon the occurrence of an Intervening Event, the Company Board may effect a Company Board Recommendation Change if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that, the Company Board shall not effect such a Company Board Recommendation Change unless: (i) the Company shall have notified the Investor, in writing and at least five (5) Business Days prior to effecting a Company Board Recommendation Change, of its intention to take such action, (ii) the Company shall have negotiated with the Investor in good faith (to the extent requested by the Investor) regarding any modifications to the terms and conditions of this Agreement proposed by the Investor in writing during such five (5) Business Day period following delivery by the Company of such notification, and (iii) if the Investor shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Investor, that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law.

Section 5.04. No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Investor, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing Date, the Investor and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Article 6
Additional Covenants

Section 6.01. Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Investor will (and will cause its Affiliates to, if applicable), on the one hand, and the Company will, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the other Party in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transaction, including by using reasonable best efforts to:

(A) cause the conditions to the Transaction set forth in Article 7 to be satisfied;

(B) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transaction;

(C) obtain all consents, waivers and approvals and delivering all notifications from or to any third parties in connection with this Agreement and the consummation of the Transaction that are necessary or advisable to consummate the Transaction; and

(D) execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Transaction.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.01 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to: (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with the Transaction, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Section 6.01(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.02 below.

Section 6.02. Regulatory Filings.

(a) Filing Under Antitrust Laws. The Investor and the Company will (i) cooperate and coordinate with the other in determining whether any filings are required by applicable Antitrust Laws in connection with the Transaction; (ii) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of any required filings with any Governmental Authority (if any) as are required by applicable Antitrust Laws in connection with the Transaction; (iii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (iv) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the Governmental Authorities of any applicable jurisdiction in which any such filing is made; and (v) use reasonable best efforts to take all action necessary, proper or advisable to (A) cause the expiration or termination of the applicable waiting periods pursuant to any Antitrust Laws (to the extent applicable to this Agreement or the Transaction); and (B) obtain any required consents pursuant to any Antitrust Laws (to the extent applicable to this Agreement or the Transaction), in each case as promptly as reasonably practicable. The Investor (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any material communication from any Governmental Authority regarding the Transaction in connection with such filings. If either Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Transaction pursuant to any Antitrust Laws applicable to the Transaction, then such Party will make (or cause to be made), as promptly as practicable and after consultation with the other Party, an appropriate response to such request; provided that neither Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Investor shall (and shall cause their respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws: (i) promptly notify the other Party of, and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transaction and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transaction to a Governmental Authority; (ii) keep the other Party informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transaction and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transaction; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transaction without giving the other Party reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Subject to restrictions under applicable Law, the Investor will not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under any Antitrust Laws, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. However, the Company and the Investor may each designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Investor may redact any valuation and related information before sharing any information provided to any Governmental Authority with the other Party on an “outside counsel” only basis, and that the Company and the Investor shall not in any event be required to share information that benefits from legal privilege with the other Party, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(c) Limitations on Action. Notwithstanding anything to the contrary in this Section 6.02, nothing in this Section 6.02 or this Agreement shall require or obligate the Investor to agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of Investor or any Affiliate.

Section 6.03. Proxy Statement.

(a) Proxy Statement. As promptly as practical following the date hereof, the Company (with the assistance and cooperation of the Investor as reasonably requested by the Company) will prepare and, as promptly as practicable following the date of this Agreement, file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.03, the Company shall include the Company Board Recommendation in the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide the Investor and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments, if any, the Company shall consider in good faith. None of the information supplied or to be supplied by or on behalf of the Company or the Investor for inclusion or incorporation by reference in the Proxy Statement, at the date it or any amendment or supplement is mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading.

(b) Furnishing Information. The Company, on the one hand, and the Investor, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Investor or any of their respective Affiliates should be discovered by the Company, on the one hand, or the Investor, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(c) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand, shall not communicate in writing with the SEC or its staff with respect to the Proxy Statement without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party or its counsel.

(d) Notices. The Company, on the one hand, and the Investor, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for: (i) any amendment or revisions to the Proxy Statement; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

Section 6.04. Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Within ten (10) calendar days after the date of this Agreement (and thereafter as reasonably determined by the Company in consultation with the Investor), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholder Meeting that is twenty (20) U.S. Business Days after the date of such “broker search.” Following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable (taking into account the time necessary to solicit proxies for the approval of the Transaction) following the mailing of the Proxy Statement to the Company Stockholders, which mailing will be initiated as promptly as practicable following the confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, for the purpose of obtaining the Requisite Stockholder Approvals. Subject to Section 5.03, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approvals.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (provided that the Company shall have consulted the Investor prior to such postponement or adjournment): (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approvals; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or receives a request from the SEC or its staff; or (iv) if the Company Board, or any duly authorized committee thereof, has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders. Notwithstanding the foregoing, (A) the Company shall not, without the prior written consent of the Investor, postpone the Company Stockholder Meeting for more than twenty (20) U.S. Business Days in the aggregate, and (B) the Company shall, at the request of the Investor, to the extent permitted by applicable Law, adjourn the Company Stockholder Meeting to a date specified by the Investor and the Company (taking into account the time necessary to solicit proxies) if a quorum is absent at the Company Stockholder Meeting or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approvals.

(c) Stockholder Vote. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.04 (including its obligations to hold the Company Stockholder Meeting) shall not be affected by the making of a Company Board Recommendation Change.

Section 6.05. Anti-Takeover Laws. The Company and the Investor will: (a) take all actions within their power to ensure that no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation is or becomes applicable to the Transaction or any other transactions contemplated by this Agreement (including the conversion of the Purchased Shares by the Investor or its Affiliates into the Company Common Stock); and (b) if any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation becomes applicable to the Transaction or any other transactions contemplated by this Agreement, take all actions within their power to ensure that the Transaction or any other transactions contemplated by this Agreement (including the conversion of the Purchased Shares by the Investor or its Affiliates into the Company Common Stock) may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transaction or any other transactions contemplated by this Agreement (including the conversion of the Purchased Shares by the Investor or its Affiliates into the Company Common Stock).

Section 6.06. Use of Proceeds. The Company shall use the proceeds of the Purchase Price paid by the Investor first, to contribute such proceeds to Cepton Technologies and to cause Cepton Technologies to pay any amounts outstanding under the Investor Loan Agreement and second, for the continued development of the Company’s Lidar technology and general corporate purposes.

Section 6.07. Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, the Company will afford the Investor reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice provided in writing to Mr. Hull Xu, Chief Financial Officer of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) (subject to the Company’s obligations under Section 5.03) such disclosure relates to interactions with other prospective buyers or transaction partners of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Transaction or the transactions contemplated hereby; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand; provided that the Company shall use reasonable best efforts to provide such documents or information in a manner that does not violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, any Contract or cause such documents or information to cease to benefit from legal privilege, including by redacting or obtaining consent in connection therewith. Nothing in this Section 6.07 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.07 will be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by the Investor or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.07. All requests for access pursuant to this Section 6.07 must be directed to Mr. Hull Xu, Chief Financial Officer of the Company, or another person designated in writing by the Company.

Section 6.08. Notification of Certain Matters. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the end of the survival period set forth in Section 8.01 of the representations and warranties contained in this Agreement (other than the Company Fundamental Representations and the Investor Fundamental Representations) and the covenants made in this Agreement that are required to be performed prior to the Closing Date, the Company will give prompt notice to the Investor upon the discovery by any of the Knowledge Persons and the Investor will give prompt notice to the Company upon discovery by it: (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect as of the date it was made; (ii) of any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement in any material respect; (iii) (with respect to the Company) of any failure of the conditions to the obligations of the Investor set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) or (iv) (with respect to the Investor) Section 7.03(a) or Section 7.03(b), to be satisfied at the Closing or the satisfaction of which to be materially delayed, except that no such notification will modify any representation, warranty or covenant of the Company or the Investor, as applicable, set forth in this Agreement or the conditions to the obligations of the Investor or the Company, as applicable, to consummate the Transaction or the remedies available to the Parties under this Agreement.

Section 6.09. Public Statements and Disclosure. The initial press releases with respect to the execution of this Agreement shall be made by each Party, which shall be coordinated with and approved in writing by the other Party prior to the release thereof. Following such initial press releases, the Company and the Investor shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the Company or the Investor shall not be obligated to engage in such consultation with respect to communications that are (a) principally directed to employees, suppliers, customers, partners or vendors or (b) not materially inconsistent with public statements previously made in accordance with this Section 6.09; provided, further, however, that the restrictions set forth in this Section 6.09 shall not apply to any release or public statement in connection with any dispute between the Parties regarding this Agreement or the Transaction.

Section 6.10. Listing of Shares. Prior to the Closing and subject to the stockholder approval rules of the NASDAQ, the Company will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, of the Underlying Shares on the NASDAQ.

Section 6.11. Directors. The Company shall take all necessary action so that immediately after the Closing, such person as may be designated by the Investor and notified to the Company prior to the Closing (the “Incoming Investor Director”) is appointed as Director. Without limiting the generality of the foregoing:

(a) The Company confirms that, prior to the mailing of the Proxy Statement, the Company Board will receive from a Director of the Company to be mutually agreed upon among the Company, the Investor and such Director (the “Resigning Director”) a conditional resignation letter, pursuant to which such Director will resign their office as Director, effective as of the Closing Date and conditional upon the occurrence of the Closing (the “Director Resignation Letter”);

(b) The Company shall, by a resolution duly adopted by the Company Board, take all necessary action so that, immediately upon the effectiveness of the resignation of the Resigning Director on the Closing Date, the vacancy created by such resignation shall be filled by the Incoming Investor Director to serve as Director until the expiration of the remaining term of the Resigning Director prior to his resignation, in each case in accordance with Section 5(E) of the Charter and Section 3.5 of the Bylaws; and

(c) Mr. Takayuki Katsuda will continue as Director following the Closing until the expiration of his then-current term.

Section 6.12. Payoff of Trinity Capital Loan Agreement. The Company shall, at or prior to the funding of the term loan under the Investor Loan Agreement, cause any outstanding amounts owing by the Company or any of its Subsidiaries under the Trinity Capital Loan Agreement to be repaid in full and shall deliver (or cause to be delivered) to the Investor a duly executed payoff letter evidencing the payoff of all outstanding balances under, and the release of any liens, security interests and encumbrances in respect of, the Trinity Capital Loan Agreement in accordance with its terms.

Section 6.13. Voting of Investor Shares. The Investor shall, and shall cause its controlled Affiliates to, vote all shares of Company Common Stock beneficially owned by the Investor and its controlled Affiliates as of the record date for the Company Stockholder Meeting in favor of any matters necessary for consummation of the transactions contemplated by this Agreement.

Article 7
Conditions to the Transaction

Section 7.01. Conditions to Each Party’s Obligations to Effect the Transaction. The respective obligations of the Parties to consummate the Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:

(a) Requisite Stockholder Approvals. The Company’s receipt of the Requisite Stockholder Approvals at the Company Stockholder Meeting.

(b) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order or other legal or regulatory restraint or prohibition preventing the consummation of the Transaction, in each case, issued by a court or other Governmental Authority of competent jurisdiction will be in effect, and no Law will have been enacted, entered, enforced or deemed applicable to the Transaction by a Governmental Authority of competent jurisdiction, that in each case prohibits, makes illegal, or enjoins the consummation of the Transaction.

Section 7.02. Conditions to the Obligations of the Investor. The obligations of the Investor to consummate the Transaction will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Investor:

(a) Representations and Warranties.

(i) Other than the Company Fundamental Representations and the representation and warranty of the Company set forth in Section 3.12(b), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and

(ii) The Company Fundamental Representations will be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement.

(d) Officer’s Certificate. The Investor will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e) Series A Certificate of Designations. The Company shall have delivered to the Investor a copy of the Series A Certificate of Designations that has been filed with and accepted by the Secretary of State of the State of Delaware.

(f) Evidence of Issuance. The Company shall have delivered to the Investor evidence of the issuance of the Purchased Shares credited to book-entry accounts maintained by the Company.

(g) Reservation and Approval for Listing of Underlying Shares. The Underlying Shares shall have been reserved by the Company and approved for listing on the NASDAQ, subject to official notice of issuance.

(h) Investor Rights Agreement. The Company shall have delivered to the Investor a copy of the Investor Rights Agreement substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), duly executed by the Company.

(i) Trinity Capital Loan Agreement Payoff Letter. The Company shall have delivered to the Investor, pursuant to Section 6.12, a duly executed payoff letter evidencing the payoff of all outstanding balances under, and the release of any liens, security interests and encumbrances in respect of, the Trinity Capital Loan Agreement in accordance with its terms.

(j) Director Resignation Letter. The Company shall have delivered to the Investor a copy of the Director Resignation Letter, which shall remain in full force and effect (and not withheld or revoked by the Resigning Director) as of the Closing Date.

(k) Default under Investor Loan Agreement. No Event of Default (as defined in the Investor Loan Agreement) will have occurred and is continuing that has not been waived or cured in accordance with the provisions of the Investor Loan Agreement.

Section 7.03. Conditions to the Company’s Obligations to Effect the Transaction. The obligations of the Company to consummate the Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Investor set forth in this Agreement will be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for: (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or the ability of the Investor to fully perform its covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that expressly speak as of an earlier date, which representations will have been true and correct as of such earlier date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement or the ability of the Investor to fully perform its covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Investor. The Investor will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Investor at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Investor, validly executed for and on behalf of the Investor and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Investor Rights Agreement. The Investor shall have delivered to the Company a copy of the Investor Rights Agreement substantially in the form attached hereto as Exhibit B, duly executed by the Investor.

Article 8
Indemnification

Section 8.01. Survival of Provisions. The Company Fundamental Representations and the Investor Fundamental Representations shall survive the execution and delivery of this Agreement indefinitely and the other representations and warranties contained in this Agreement shall survive for a period of 12 months following the Closing Date. Notwithstanding the foregoing, if any claim is brought pursuant to this Article 8 prior to the expiration of any survival period set forth in this Section 8.01, the expiration date of such survival period shall be automatically extended until such claim is fully and finally resolved.

Article 9
Termination, Amendment and Waiver

Section 9.01. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) Termination by Agreement. At any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) by mutual written agreement of the Investor and the Company;

(b) Illegality. By the Investor or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) if: (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transaction is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transaction and has become final and non-appealable; or (ii) any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the Transaction that permanently prohibits, makes illegal or enjoins the consummation of the Transaction, except that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any Party that has breached its obligations to resist appeal, obtain consent pursuant to, resolve or lift, as applicable, such Law;

(c) End Date. By the Investor or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) if the Closing has not occurred by 11:59 p.m., New York City time, on March 31, 2023 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transaction set forth in Article 7 prior to the End Date or (ii) the failure of the Closing to have occurred prior to the End Date;

(d) No Requisite Stockholder Approval. By the Investor or the Company, at any time prior to the Closing if the Company fails to obtain the Requisite Stockholder Approvals at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the Transaction is taken, except that the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to (x) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approvals at the Company Stockholder Meeting (or any adjournment or postponement thereof) or (y) the Investor if the Investor and its controlled Affiliates fail to vote all shares of Common Stock beneficially owned by them as of the record date for the Company Stockholder Meeting in favor of any matters necessary for consummation of the transactions contemplated by this Agreement;

(e) Company Board Recommendation Change. By the Investor, at any time prior to the Closing if the Company Board has effected a Company Board Recommendation Change; provided, that any such termination pursuant to this Section 9.01(e) must occur within five (5) Business Days of the Company Board Recommendation Change.

(f) Termination for Company Breach. By the Investor, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b), except that if such breach is capable of being cured by the End Date, the Investor will not be entitled to terminate this Agreement prior to the delivery by the Investor to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination or such shorter period of time as remains prior to the End Date (the shorter of such periods, the “Company Breach Notice Period”) stating the Investor’s intention to terminate this Agreement pursuant to this Section 9.01(f) and the basis for such termination, it being understood that the Investor will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) the Investor is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b); and

(g) Termination for Investor Breach. By the Company, if the Investor has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b), except that if such breach is capable of being cured by the End Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 9.01(g) prior to the delivery by the Company to the Investor of written notice of such breach, delivered at least thirty (30) days prior to such termination or such shorter period of time as remains prior to the End Date (the shorter of such periods, the “Investor Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (i) such breach has been cured within the Investor Breach Notice Period (to the extent capable of being cured) or (ii) the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b).

Section 9.02. Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 9.01 (other than pursuant to Section 9.01(a)) must deliver prompt written notice thereof to the other Party specifying the provision of Section 9.01 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. In the event of the termination of this Agreement as provided for in Section 9.01, this Agreement shall forthwith become wholly void and of no further force and effect without any liability or obligation on the part of the Company or the Investor, except that the Confidentiality Agreement and this Section 9.02, Section 9.03 and Article 10 will each survive the termination of this Agreement; provided that

(i) if this Agreement is terminated by the Company or by the Investor pursuant to (x) Section 9.01(c) (End Date) and the Company Stockholder Meeting was not held at least six (6) Business Days prior to the End Date or (y) Section 9.01(d) (No Requisite Stockholder Approval) or Section 9.01(e) (Company Board Recommendation Change), then the Company shall pay the amount equal to the Investor Transaction Expenses to the Investor within fifteen (15) Business Days after such termination; provided, that the maximum amount of the Investor Transaction Expense to be reimbursed pursuant to this Section 9.02(b)(i) shall not exceed $1,000,000 in the aggregate; and

(ii) the Company shall pay the Company Termination Fee to the Investor if this Agreement is terminated by either Party pursuant to Section 9.01 (other than Section 9.01(a) (Termination by Agreement), Section 9.01(b) (Illegality) and Section 9.01(g)) (Termination for Investor Breach)) and prior to the twelve (12) month anniversary of the date hereof, the Company shall have entered into an agreement for an Acquisition Transaction, with such Company Termination Fee to be paid within two (2) Business Days after the consummation of such Acquisition Transaction;

provided further that the termination of this Agreement shall not relieve either Party from any liability for any fraud or intentional breach by such Party of the terms and provisions of this Agreement; provided, further, that the payment obligations of the Company under Section 9.02(b)(i) and Section 9.02(b)(ii) are cumulative.

Section 9.03. Fees and Expenses. Except as set forth in Section 9.02 hereof and Section 17(b) (Transfer Taxes) of the Series A Certificate of Designations, all fees and expenses incurred in connection with this Agreement and the Transaction will be paid by the Party incurring such fees and expenses whether or not the Transaction is consummated.

Section 9.04. Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of the Investor and the Company (pursuant to authorized action by the Company Board, or any duly authorized committee thereof), except that in the event that the Company has received the Requisite Stockholder Approvals, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the NASDAQ rules without such approval.

Section 9.05. Extension; Waiver. At any time and from time to time prior to the Closing, either Party may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of either Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Article 10
General Provisions

Section 10.01. Notices. All notices, requests and other communications to a Party shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given,

(i)	if to the Investor to:

KOITO MANUFACTURING CO., LTD.
4-8-3 Takanawa
Minato-ku, Tokyo 108-8711
Japan
Attn: Satoshi Kabashima
Email: [   ]

with copies (which will not constitute notice) to:

Nishimura & Asahi
Otemon Tower
1-1-2 Otemachi
Chiyoda-ku, Tokyo 100-8124
Japan
Attn: Tatsuya Tanigawa
Email: [   ]

Davis Polk & Wardwell LLP
Izumi Garden Tower 33F
1-6-1 Roppongi
Minato-ku, Tokyo 106-6033
Japan
Attn: Ken Lebrun
Email: [   ]

(ii)	if to the Company to:

Cepton, Inc.
399 West Trimble Road

San Jose, CA 95131
United States of America
Attn: Hull Xu, Chief Financial Officer
Email: [   ]

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor

San Francisco, CA 94111
United States of America
Attn: Paul Sieben; Ryan Coombs
Email: [   ]

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02. Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Party, except that the Investor will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Closing to any of its Affiliates or in connection with a merger or consolidation involving the Investor or other disposition of all or substantially all of the assets of the Investor, it being understood that, such assignment (a) will not relieve the Investor of any of its obligations under this Agreement or (b) impede or delay the consummation of the Transaction. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by either Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 10.02 is null and void.

Section 10.03. Confidentiality. The Company and the Investor hereby acknowledge that the Company and the Investor have previously executed the Non-Disclosure Agreement, dated as of August 1, 2017 (as amended by the Extension to Non-Disclosure Agreement, dated as of October 1, 2020, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. Each of the (i) Investor and its Representatives, on the one hand, and (ii) the Company and its Representatives, on the other hand, will hold and treat all documents and information concerning the other Party furnished or made available to it or its Representatives in connection with the Transaction in accordance with the Confidentiality Agreement.

Section 10.04. Entire Agreement. This Agreement and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will: (a) not be superseded; (b) survive any termination of this Agreement; (c) and continue in full force and effect until the earlier to occur of the Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 10.05. Third Party Beneficiaries. Unless expressly set forth herein, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties, their respective successors and permitted assigns and any Indemnified Party hereunder.

Section 10.06. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Upon such a determination, the Parties agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as it is enforceable.

Section 10.07. Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything else to the contrary herein, although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance). Except as set forth in the foregoing sentence, the Parties agree that (i) by seeking the remedies provided for in this Section 10.07 a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (ii) nothing set forth in this Section 10.07 shall require any Party hereto to institute any legal action or claim for (or limit any Party’s right to institute any legal action or claim for) injunctive relief or specific performance under this Section 10.07 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination), nor shall the commencement of any legal action or claim pursuant to this Section 10.07 or anything set forth in this Section 10.07 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement or applicable Law that may be available then or thereafter.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) in addition to any other remedy to which they are entitled at Law or in equity, in the event of any breach or threatened breach by any Party of this Agreement, the non-breaching Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement in accordance with its specified terms and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 9.03 are not intended to and do not adequately compensate the Company, on the one hand, or the Investor, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement (including, without limitation, specific performance of any Party’s obligations to effect the Closing) is an integral part of the Transaction and without that right, neither the Company nor the Investor would have entered into this Agreement.

(ii) The Parties agree not to raise any objections based on the adequacy of legal remedies or the enforceability of this Section 10.07 to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company on the one hand, or the Investor, on the other hand; and the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Investor pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with the injunction to prevent breaches of this Agreement or enforcement of the terms and provisions of this Agreement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iii) Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates a Legal Proceeding against the other Party to enforce specifically the other Party’s obligation to consummate the Transaction if and when required to do so pursuant to Section 2.02, then the End Date will be automatically extended by: (A) the amount of time during which such Legal Proceeding is pending plus five (5) Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

Section 10.08. Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any transaction contemplated hereby or the actions of the Investor or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.09. Consent to Jurisdiction. Each of the Parties: (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transaction, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.01 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.09 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event of any dispute or controversy relating to or arising out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts unless the Chosen Courts issue a final judgment determining that such court lacks jurisdiction. The Investor and the Company agree that a final judgment and any interim relief (whether equitable or otherwise) in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that maybe based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto, including their respective successors and assigns and Persons that become parties hereto after the date hereof. Except as set forth in the immediately preceding sentence, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party, in no event shall either Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 10.12. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CEPTON, INC.

By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

KOITO MANUFACTURING CO., LTD.

By:	/s/ Michiaki Kato
	Name:	Michiaki Kato
	Title:	President and COO

EXHIBIT A
FORM OF SERIES A CERTIFICATE OF DESIGNATIONS

[See Attached]

Exhibit A

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
OF
CEPTON, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), Cepton, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 10, 2022 (the “Certificate of Incorporation”), authorizes the issuance of 355,000,000 shares of capital stock, consisting of 350,000,000 shares of Common Stock, par value $0.00001 per share (“Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of any series of Preferred Stock, and to fix the number of shares constituting any such series.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on [●], adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock.”

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company be, and hereby is, created and authorized, and that the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

Section 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 100,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

Section 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with each other class or series of Capital Stock (as defined below) of the Company hereafter authorized, classified or reclassified in accordance with the Consent Provisions and Section 13(b), the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified in accordance with the Consent Provisions and Section 13(b), the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Preferred Dividends that have accrued on such share pursuant to Section 4, whether or not declared, but that have not, as of such date, been paid in cash.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Available Registration Statement” shall mean, with respect to a Resale Shelf Registration Statement as of a date, that (a) as of such date, such Resale Shelf Registration Statement is effective for an offering to be made on a delayed or continuous basis by the Holders, there is no stop order with respect thereto and (b) as of such date, (i) there is not in effect an Interruption Period or Suspension Period (as each such term is defined in the Investor Rights Agreement) and (ii) the Investor Parties are not restricted by any “lock-up” agreement with respect to the Series A Preferred or the Common Stock.

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported by the Relevant Securities Exchange, or, if no closing sale price is reported, the last reported sale price on the Relevant Securities Exchange, or if the Common Stock is not so listed or quoted on a Relevant Securities Exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals above, subject to Section 12.

“Company” has the meaning set forth in the recitals above.

“Company Investor Share Repurchase Trigger Date” has the meaning set forth in Section 9(a).

“Company Repurchase” has the meaning set forth in Section 9(a).

“Company Repurchase Date” has the meaning set forth in Section 9(a).

“Company Repurchase Notice” has the meaning set forth in Section 9(b).

“Company Repurchase Price” has the meaning set forth in Section 9(a).

“Company Rights Trigger Event” means (i) with respect to any Investor Shares, for any fiscal year the end date of which falls after the fifth (5th) anniversary of the Original Issuance Date, the Company having recorded positive net income pursuant to GAAP in its audited financial statements and (ii) with respect to any Non-Investor Shares, the seventh (7th) anniversary of the Original Issuance Date.

“Competitor” means any Person or Group which develops, manufactures, distributes or sells products or technologies that compete with products or technologies that have been publicly disclosed as being or being planned to be developed, manufactured, distributed or sold by the Investor or its Subsidiaries at the time of entry into of the relevant agreement with such party.

“Consent Provisions” means Section 2.05 of the Investor Rights Agreement.

“Constituent Person” has the meaning set forth in Section 12(a).

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, commitment, understanding, undertaking or agreement.

“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock at any time, a dollar amount equal to the Face Value divided by the Conversion Rate as of such time, which, for the avoidance of doubt, shall initially be $2.585.

“Conversion Rate” means 386.8472, subject to adjustment in accordance with Section 11.

“Covered Repurchase” has the meaning set forth in Section 11(a)(iii).

“Conversion Shares” means (i) any Common Stock issuable upon the conversion of the shares of Series A Preferred Stock and (ii) any Common Stock issuable as a dividend on the shares of Series A Preferred Stock (if any).

“DGCL” has the meaning set forth in the recitals above.

“Degressive Issuance” has the meaning set forth in Section 11(a)(viii).

“Distributed Property” has the meaning set forth in Section 11(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividends” has the meaning set forth in Section 4(a).

“DOJ” has the meaning set forth in Section 23(a).

“Earnout Obligations” means the obligation of the Company to issue the Earnout Shares, as such term is defined in the Investment Agreement.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(i) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Company for such shares, expressed as an amount per share of Common Stock; and

(ii) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose (A) numerator is equal to the sum, without duplication, of (1) the value of the aggregate consideration received by the Company for the issuance or sale of such Equity-Linked Securities; and (2) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and (B) denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(x) for purposes of clause (ii) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (A) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (B) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of this Section 11(a)(viii) and without affecting any prior adjustments theretofore made to the Conversion Rate, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (ii) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Equity-Linked Securities” means any securities convertible into or exercisable or exchangeable for, or rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Expiration Date” has the meaning set forth in Section 11(a)(iii).

“Face Value” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000.00.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) as to any security or other property with a Fair Market Value of less than $10,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“FTC” has the meaning set forth in Section 23(a).

“Fundamental Change” means the occurrence of any of the following:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions), other than the Investor Parties, becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock then outstanding, or files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock then outstanding other than as a result of a transaction in which (A) the holders of securities that represented 100% of the voting power of the Voting Stock immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of the Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction and (B) the holders of securities that represented 100% of the voting power of the Voting Stock immediately prior to such transaction own, directly or indirectly, Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person in substantially the same proportion to each other as immediately prior to such transaction;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets (other than any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity that are listed or quoted on one of the New York Stock Exchange or NASDAQ (or any of their respective successors) or pursuant to an agreement and plan of merger entered into with an Investor Party); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s wholly owned Subsidiaries or to the Investor Parties and, in the cases of clauses (A) and (B), subject to Section 12, excluding any transaction following which holders of securities that represented 100% of the voting power of the Voting Stock immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock or other election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction or any parent entity that wholly owns such surviving Person immediately after such transaction;

(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv) the Common Stock (or other common equity underlying the Series A Preferred Stock) ceases to be listed or quoted on any of the New York Stock Exchange or NASDAQ (or any of their respective successors) other than as a result of an acquisition of additional shares of Common Stock by an Investor Party; or

(v) solely with respect to the Investor Shares, the Company or any of its Subsidiaries enters into any agreement with a Competitor in respect of (A) an Acquisition Transaction (as defined in the Investment Agreement) or (B) any strategic alliance, partnership, joint venture or similar arrangement; provided, however, that entry into ordinary course agreements with a Competitor or into agreements for which the automotive original equipment manufacturer (or (1) any Person or Group in contractual privity with such automotive original equipment manufacturer or (2) the Tier 1 supplier that has received from the automotive original equipment manufacturer the award to which the agreement relates) specifies or otherwise limits the suppliers, manufacturers, distributors, developers, partners or other parties with which the Company may work shall not be deemed to be a Fundamental Change pursuant to clause (B) hereof;

provided, however, that the occurrence of any event or transaction (or series of events or transactions) described in clauses (i), (ii) or (v) above shall not be deemed to be a Fundamental Change if either (x) the Investor Parties are entitled to the Consent Provisions and consent to such event or transaction (or series of events or transactions) pursuant to the Consent Provisions or (y) if the Investor Parties are not entitled to the Consent Provision, the Investor Parties beneficially owning a majority of the then outstanding Investor Shares consent in writing to such event or transaction (or series of events or transactions).

Prior to entering into any agreement described in clause (v)(B) above, the Company shall give the Investor Parties thirty (30) days’ advance notice (or such lesser amount as is practical in light of the proposed opportunity) and the Company and the Investor shall consult in good faith to determine whether the entry into such agreement would constitute a Fundamental Change if not consented to by the Investor Parties.

“Fundamental Change Effective Date” has the meaning set forth in Section 10(a).

“Fundamental Change Election Notice” has the meaning set forth in Section 10(a).

“Fundamental Change Repurchase” has the meaning set forth in Section 10(b).

“Fundamental Change Repurchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Fundamental Change Repurchase Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“Fundamental Change Repurchase Notice” has the meaning set forth in Section 10(a).

“Fundamental Change Repurchase Price” has the meaning set forth in Section 10(b).

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational.

“Group” means a Person together with its Affiliates.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes (other than U.S. federal income tax purposes if the Holder is a disregarded entity for U.S. federal income tax purposes, in which case the regarded owner of the Holder shall be treated as the owner of such shares); provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investor Rights Agreement shall be a Holder, and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“HSR Act” has the meaning set forth in Section 23(a).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing in the United States mutually agreed upon by the Company and the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time; provided, however, that such firm or consultant may not be an Affiliate of the Company.

“Initial Fundamental Change Notice” has the meaning set forth in Section 10(a).

“Investment Agreement” means that certain Investment Agreement by and between the Company and the Investor dated as of October 27, 2022 as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the purchase and sale of the shares of Series A Preferred Stock.

“Investor” means KOITO MANUFACTURING CO., LTD., a corporation organized under the laws of Japan.

“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom shares of Series A Preferred Stock or Common Stock are Transferred.

“Investor Rights Agreement” means that certain Investor Rights Agreement by and between the Company and the Investor dated as of [●] as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor Shares” means shares of Series A Preferred Stock for which the Holder of such shares is the Investor or an Affiliate of the Investor who was a Permitted Transferee.

“Investor Share Mandatory Conversion” has the meaning set forth in Section 7(a)(i).

“Investor Share Mandatory Conversion Date” has the meaning set forth in Section 7(a)(i).

“Investor Share Mandatory Conversion Date Selection Notice” has the meaning set forth in Section 7(a)(ii).

“Investor Share Mandatory Conversion Notice” has the meaning set forth in Section 7(a).

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lincoln Park Facility” means that certain Purchase Agreement dated as of November 24, 2021 entered into by and among the Company, Cepton Technologies, Inc. and Lincoln Park Capital Fund, LLC.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, the Face Value increased by Accrued Dividends with respect to such share.

“Mandatory Conversion” has the meaning set forth in Section 7(b).

“Mandatory Conversion Notice” has the meaning set forth in Section 7(b).

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence on any day that is scheduled to be a Trading Day for the Common Stock, (a) for more than a one half-hour period in the aggregate during regular trading hours or (b) at any time during the one-hour period prior to the close of regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock.

“Market Price Condition” means, as of the date of the Mandatory Conversion Notice, the Closing Price of the Common Stock has been greater than or equal to 200% of the Conversion Price then-in-effect on at least twenty (20) Trading Days (whether or not consecutive) in the thirty (30) consecutive Trading Day period (including the last Trading Day of such period) ending on, and including, the Trading Day immediately preceding such date.

“NASDAQ” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market and any successor stock exchange or inter-dealer quotation system operated by Nasdaq, Inc. or any successor thereto.

“Non-Investor Shares” means shares of Series A Preferred Stock that are not Investor Shares.

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” means the Closing Date, as defined in the Investment Agreement.

“Other Antitrust and Foreign Investment Laws” has the meaning set forth in Section 23(b).

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividend” has the meaning set forth in Section 4(e).

“Participating Dividend Record Date” has the meaning set forth in Section 4(e).

“Permitted Transferee” has the meaning set forth in the Investor Rights Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“PIK Dividends” has the meaning set forth in Section 4(b)(ii).

“PIK Rate” means the Preferential Dividend Rate plus 1.00%.

“Preferential Dividend Base Amount” means, as to shares of Series A Preferred Stock, initially the Face Value per share, subject to adjustment as set forth in Section 4(b), including, for the avoidance of doubt, pursuant to any PIK Dividends.

“Preferential Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on [●]1; provided that if any such Preferential Dividend Payment Date is not a Business Day, then the applicable Preferred Dividend shall be payable on the next Business Day immediately following such Preferential Dividend Payment Date, without any interest.

“Preferential Dividend Period” means, in respect of any share of Series A Preferred Stock, the period from (and including) the Issuance Date of such share to (but excluding) the next Preferential Dividend Payment Date and, subsequently, in each case the period from (and including) any Preferential Dividend Payment Date to (but excluding) the next Preferential Dividend Payment Date.

“Preferential Dividend Rate” means 3.250% per annum; provided that, (i) solely with respect to Investor Shares, from (and including) the date on which the Company breaches any Consent Provision then in effect until (but excluding) the date on which all such breaches are cured or such time as such Consent Provision ceases to be in effect, if earlier, or (ii) on any date on which a Registration Default (as defined in the Investor Rights Agreement) has occurred and is ongoing, the Preferential Dividend Rate shall be increased by 1.00% per annum; provided, further that if the Company fails to pay the Company Repurchase Price or the Fundamental Change Repurchase Price in full when due in accordance with Section 9 and Section 10, respectively, in respect of some or all of the shares of Series A Preferred Stock to be repurchased, the Preferential Dividend Rate on such shares not repurchased shall be increased by 1.00% per annum, until such shares are repurchased; provided, however, that in no event shall the Preferential Dividend Rate exceed 4.250% per annum.

“Preferential Dividend Record Date” means, with respect to any Preferential Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding the relevant Preferential Dividend Payment Date. These Preferential Dividend Record Dates shall apply regardless of whether a particular Preferential Dividend Record Date is a Business Day.

“Preferential Dividend Record Holder” means, with respect to any Preferential Dividend Payment Date, a Holder of record of the shares of Series A Preferred Stock as such holder appears on the stock register of the Company at the close of business on the related Preferential Dividend Record Date.

“Preferential Dividends” has the meaning set forth in Section 4(b)(i).

“Preferred Dividends” has the meaning set forth in Section 4(b)(ii).

“Preferred Stock” has the meaning set forth in the recitals above.

“Prevailing Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on and including the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11; provided, that if the event described in clause (iv) of the definition of “Fundamental Change” has occurred, the Prevailing Market Price shall be the Closing Price.

[1]	Note: To be the first possible payment date for which the relevant record date falls after the Original Issuance Date.

“Private Warrants” means the warrants to acquire up to 5,175,000 shares of Common Stock issued at the time of Growth Capital Acquisition Corp.’s initial public offering.

“Public Warrants” means the warrants to acquire up to 8,625,000 shares of Common Stock issued and outstanding on the date of this Agreement originally issued as a component of the units sold in Growth Capital Acquisition Corp.’s initial public offering.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registrable Securities” means all shares of Common Stock and all Conversion Shares; provided, however, that such securities shall cease to be Registrable Securities when (a) a registration statement relating to such securities shall have been declared effective by the U.S. Securities and Exchange Commission and such securities shall have been disposed of by the Holder thereof pursuant to such registration statement, (b) such securities have been sold or otherwise disposed of in accordance with Rule 144 or another exemption from registration requirements such that the securities are freely tradeable following such sale or disposition, (c) in the case of the Investor Parties, upon the later of the date on which there are no individuals designated in writing by the Investor Parties to be elected to the Board pursuant to the Investor Rights Agreement or the Investor beneficially owns shares of Common Stock and Conversion Shares representing less than five percent (5%) of the outstanding shares of Common Stock or (d) such securities may be sold without registration pursuant to Rule 144 without restriction as to volume or manner of sale. For the avoidance of doubt, any securities that have ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any securities that are issued or distributed in respect of securities that have ceased to be Registrable Securities are shall not be Registrable Securities.

“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Relevant Stock Exchange” means the principal U.S. national securities exchange or automated quotation system on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national securities exchange or automated quotation system, on the principal other market on which the Common Stock is then listed or admitted for trading.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Repurchase Option” has the meaning set forth in Section 17(c)(i).

“Resale Shelf Registration Statement” means such registration statement covering the sale or distribution from time to time by the Investor Parties holding Registrable Securities, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Investor Parties in accordance with any reasonable method of distribution elected by the Investor).

“Rule 144” means Rule 144 promulgated under the Securities Act of 1933, as amended, and any successor provision.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, association or other business entity.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, and any unclaimed property or escheat obligations, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and any secondary liabilities for any of the foregoing amounts payable as a transferee or successor, by assumption or by Contract or by operation of Law.

“Tax Return” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

“Transfer” means to sell, transfer, assign, or otherwise dispose of.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock and its successors and assigns, which may be the Company or one of its Affiliates. The initial Transfer Agent shall be Continental Stock Transfer & Trust Company.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, value added or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes.

“Trigger Event” has the meaning set forth in Section 11(a)(vii).

“Warrants” means the Private Warrants and the Public Warrants.

“Weighted Average Issuance Price” has the meaning set forth in Section 11(a)(viii).

“Voting Stock” means all classes of Capital Stock of the Company normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or their equivalent) of the Company.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, an equivalent successor service) page “CPTN<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

Section 4. Dividends.

(a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, including Preferred Dividends and the Participating Dividends, collectively “Dividends”).

(b) Accrual of Preferential Dividends.

(i) Subject to the rights of holders of any class or series of Senior Stock, a preferential cumulative return on the Preferential Dividend Base Amount of the Series A Preferred Stock (the “Preferential Dividends”) shall accumulate daily in arrears, whether or not earned or declared by the Board, at the Preferential Dividend Rate. Preferential Dividends shall be payable in cash (other than a PIK Dividend, as described below) quarterly on each Preferential Dividend Payment Date at such Preferential Dividend Rate, and shall accumulate from the most recent Preferential Dividend Payment Date or, prior to the first Preferential Dividend Payment Date, from the Issuance Date, whether or not in any Preferential Dividend Periods there have been funds legally available subject to Section 170 of the DGCL. Preferential Dividends shall be payable in cash when, as and if declared by the Board on the relevant Preferential Dividend Payment Date to Preferential Dividend Record Holders on the immediately preceding Preferential Dividend Record Date, to the extent that such Series A Preferred Stock remains outstanding on the applicable Preferential Dividend Payment Date; provided that the Preferential Dividend Record Date for any such Preferential Dividends shall not precede the date on which such dividend was so declared; provided, further that the Board may declare an amount to be paid in cash in respect of a part of, rather than all, of the Preferential Dividend payable on such Preferential Dividend Payment Date. The amount of Preferential Dividends payable on each share of Series A Preferred Stock for each Preferential Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). The Company shall use commercially reasonable efforts to provide written notice to the holders of Series A Preferred Stock that it intends to pay a Preferential Dividend in cash at least five (5) days prior to the applicable Preferential Dividend Payment Date.

(ii) In the event that the Company does not declare and pay the full amount of Preferential Dividends in cash as described above, the Preferential Dividend Base Amount of the Series A Preferred Stock shall automatically increase at the PIK Rate, on a compounding basis, on such Preferential Dividend Payment Date with respect to any Preferential Dividend Base Amount for which Preferential Dividends remain unpaid (the “PIK Dividends” and, together with the Preferential Dividends, the “Preferred Dividends”). Thereafter, the Preferential Dividends shall accrue and be payable on such increased Preferential Dividend Base Amount. Preferred Dividends shall be paid pro rata (based on the number of shares of Series A Preferred Stock held by the Holder) to the Holders of shares of Series A Preferred Stock entitled thereto (for the avoidance of doubt, taking into account any differences in Issuance Date).

(iii) Notwithstanding anything to the contrary contained herein, any PIK Dividend (1) shall be treated as an accrued but unpaid dividend of the Series A Preferred Stock that compounds, whether or not declared by the Board, and (2) shall not be declared as a dividend by the Board (A) unless and until such PIK Dividend is paid to the Holders of the Series A Preferred Stock immediately in cash (it being understood that no dividends may be declared and paid in securities or otherwise “in kind”) or (B) in anticipation of a redemption of the Series A Preferred Stock or any liquidation of the Company.

(c) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full Preferred Dividends on all outstanding shares of Series A Preferred Stock that have accrued from and including the Issuance Date have been declared and paid in cash, or have been or contemporaneously are declared and a sum sufficient for the payment of those Preferred Dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in accordance with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iii) payment of any dividends or distributions in respect of Junior Stock where the dividend or distribution is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(iv) any dividend “in kind” in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan; or

(v) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock).

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if Preferential Dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all Preferential Dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of Preferential Dividends declared per share will bear to each other the same ratio that all accrued and unpaid Preferential Dividends as of the end of the most recent Preferential Dividend Period per share of Series A Preferred Stock and accrued and unpaid Preferential Dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

(d) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Preferential Dividend Record Date, the Holder of such shares will not be entitled to any Preferential Dividend in respect of such Preferential Dividend Record Date, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a). If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Preferential Dividend Record Date or a Participating Dividend Record Date, as applicable, but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Preferential Dividend Record Date or Participating Dividend Record Date, as applicable, shall be entitled to receive such Preferential Dividend or Participating Dividend, respectively, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date or Participating Dividend Record Date, as applicable; provided that the amount of such Preferential Dividend or Participating Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) with respect to such Conversion Date.

(e) Dividends on Junior Stock and Parity Stock. Subject to the provisions of this Certificate of Designations, dividends may be declared by the Board or any duly authorized committee thereof on any Junior Stock and Parity Stock from time to time. In addition to Preferred Dividends pursuant to this Section 4, Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on the Common Stock as if the Series A Preferred Stock were converted, at the Conversion Rate in effect on the Record Date for such dividend or distribution, pursuant to Section 6(a) into shares of Common Stock (without regard to any limitations on conversion) immediately prior to such Record Date (such dividend or distribution on the Series A Preferred Stock, a “Participating Dividend”), as and when paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock (the record date for any such dividend, a “Participating Dividend Record Date”).

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation, Conversion and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall a conversion of the Company into another entity form be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6. Right of the Holders to Convert.

(a) At any time on or after the first (1st) anniversary of the Original Issuance Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series A Preferred Stock at any time into a number of shares of Common Stock equal to the Liquidation Preference for such share of Series A Preferred Stock divided by the Conversion Price then in effect; provided that each Holder shall receive cash in lieu of fractional shares as set out in Section 11(h). The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all shares of Series A Preferred Stock then outstanding. Without limiting the foregoing, the Company shall not take any action described in Section 11 unless, after taking such action, the Company shall continue to have a number of authorized and unissued Common Stock greater than the total number of shares of Common Stock issuable (i) pursuant to any outstanding options, warrants or other instruments exercisable for, or exchangeable or convertible into, Common Stock and (ii) upon the conversion of all shares of Series A Preferred Stock then outstanding after giving effect to any adjustments to the Conversion Rate provided for in Section 11. The Company shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 7. Mandatory Conversion by the Company.

(a) Mandatory Conversion.

(i) Investor Shares. Solely with respect to the Investor Shares, at any time after the occurrence of a Company Rights Trigger Event with respect to the Investor Shares, if the Market Price Condition is satisfied, then the Company may deliver a written notice (the “Investor Share Mandatory Conversion Notice”) to each Holder of Investor Shares requiring such Holder to convert (any conversion pursuant to clause (i) or clause (ii), an “Investor Share Mandatory Conversion”) all, but not less than all, of such Holder’s outstanding Investor Shares into shares of Common Stock on the date selected by the Investor pursuant to Section 7(a)(ii) below (the applicable conversion date for any Investor Share Mandatory Conversion, the “Investor Share Mandatory Conversion Date”); provided that if any Investor Party holds or would hold upon such Investor Share Mandatory Conversion Date shares of Common Stock that are Registrable Securities, and there is no Available Registration Statement covering resale of such shares of Common Stock by the Investor Parties on the on the Investor Share Mandatory Conversion Date applicable to such Investor Party, then at the election of such Investor Party, the Investor Share Mandatory Conversion Date for such Investor Party may be delayed until the date such Available Registration Statement is in effect; provided, further that the Investor Share Mandatory Conversion Date shall be subject to adjustment as provided in Section 23(d). In the case of an Investor Share Mandatory Conversion, each Investor Share then outstanding shall be converted into (A) a number of shares of Common Stock equal to the Liquidation Preference for such share of Series A Preferred Stock divided by the Conversion Price then in effect plus (B) cash in lieu of fractional shares as set out in Section 11(h). The Company may not exercise the Investor Share Mandatory Conversion with respect to any Investor Share for which it has elected to exercise the Company Repurchase pursuant to Section 9.

(ii) Investor Share Mandatory Conversion Date Selection Notice. Upon receipt of the Investor Share Mandatory Conversion Notice, the Investor, on behalf of all Investor Parties, shall provide written notice to the Company (the “Investor Share Mandatory Conversion Date Selection Notice”) setting forth the Investor Share Mandatory Conversion Date for all Investor Shares, which date shall be no later than twelve (12) months after the date of the Investor Share Mandatory Conversion Notice.

(b) All other shares of Series A Preferred Stock. Solely with respect to the Non-Investor Shares, at any time after the occurrence of a Company Rights Trigger Event with respect to the Non-Investor Shares, if the Market Price Condition is satisfied, then the Company may deliver a written notice (the “Mandatory Conversion Notice”) to each Holder (other than Holders of Investor Shares) informing such Holder that all, but not less than all, of such Holder’s Series A Preferred Stock will automatically convert into shares of Common Stock on the Conversion Date (a “Mandatory Conversion”); provided, that such Conversion Date shall be subject to adjustment as provided in Section 23(d). In the case of a Mandatory Conversion, each share of Series A Preferred Stock (other than Investor Shares) then outstanding shall be converted into (A) a number of shares of Common Stock equal to the Liquidation Preference for such share of Series A Preferred Stock divided by the Conversion Price then in effect plus (B) cash in lieu of fractional shares as set out in Section 11(h). The Company may not exercise the Mandatory Conversion with respect to any Non-Investor Share for which it has elected to exercise the Company Repurchase pursuant to Section 9.

(c) Regulatory approval. To the extent that filings with any Governmental Authorities are required in respect of the Investor Share Mandatory Conversion or the Mandatory Conversion, as applicable, in accordance with Section 23(a) or 23(b), each relevant Holder shall use its reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the Company in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to effectuate the conversion of its shares of Series A Preferred Stock by the Investor Share Mandatory Conversion Date or the Conversion Date, as applicable.

Section 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to Section 6(a), this Section 8(a) or Section 10(b):

(i) complete and sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the occurrence of any event as such Holder may specify;

(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted; and

(iii) if required, furnish appropriate endorsements and transfer documents.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), (B) with respect to an Investor Share Mandatory Conversion pursuant to Section 7(a), the Investor Share Mandatory Conversion Date, (C) with respect to a Mandatory Conversion pursuant to Section 7(b), the date specified by the Company in the Mandatory Conversion Notice and (D) with respect to a Fundamental Change Conversion, the Fundamental Change Repurchase Date, in each case subject to adjustment as provided in Section 23(d), if applicable.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.

(c) Information. At the request of the Holders, the Company shall provide to the Holders information regarding:

(i) the applicable procedures a Holder must follow for issuance of the shares of Common Stock pursuant to Section 8(a); and

(ii) the Conversion Rate that would be in effect on the Conversion Date and the number of shares of Common Stock to be issued to the Holder upon conversion of each share of Series A Preferred Stock held by such Holder, including the calculation of the Liquidation Preference as of the Conversion Date. For purposes of this provision, the applicable Conversion Rate and applicable calculation of the Liquidation Preference for purposes of an Investor Share Mandatory Conversion shall be the Conversion Rate and Liquidation Preference, as applicable, that would be in effect on the Investor Share Mandatory Conversion Date as of the date of the Investor Share Mandatory Conversion Date Selection Notice.

(d) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than two (2) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Trading Day following the Conversion Date and no later than the seventh (7th) Trading Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, if such book-entry is unavailable by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion or Investor Share Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series A Preferred Stock and shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(f) Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(g) Conversion Agent. So long as any share of Series A Preferred Stock remains outstanding, the Company shall appoint and maintain a conversion agent for the Series A Preferred Stock, which shall initially be the Conversion Agent.

Section 9. Company Repurchase Option.

(a) Company Repurchase. Subject to Section 9(e), the Company may elect, by delivery of the Company Repurchase Notice in accordance with Section 9(b), to purchase, from time to time, (i) (A) all (but not less than all) of the outstanding Investor Shares on or after the second anniversary of the Original Issuance Date occurring after the end of the fiscal year for which the Company Rights Trigger Event has occurred (the “Company Investor Share Repurchase Trigger Date”) (i.e., if the Original Issuance Date is February 1, 2023 and the first such fiscal year after the 5th anniversary of the Original Issuance Date for which positive net income is recorded is the fiscal year ending December 31, 2028, the Company Investor Share Repurchase Trigger Date is February 1, 2030) with respect to the Investor Shares and (B) all or any portion of the outstanding Non-Investor Shares if the Company Rights Trigger Event has occurred with respect to the Non-Investor Shares, or (ii) all or any portion of the outstanding Non-Investor Shares if the Company Rights Trigger Event has occurred with respect to the Non-Investor Shares but the Company Investor Share Repurchase Trigger Date has not occurred with respect to the Investor Shares (in each case (i) or (ii), the “Company Repurchase”) on the date specified in the Company Repurchase Notice relating thereto (the “Company Repurchase Date”) for a purchase price per each such share of Series A Preferred Stock, payable in cash, equal to the greater of (x) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the applicable Company Repurchase Date and (y) the amount per share of Series A Preferred Stock equal to the number of shares of Common Stock that such Holders would have received had such Holders, on the applicable Company Repurchase Date, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein), multiplied by the Prevailing Market Price as of the date of the Company Repurchase Notice (the “Company Repurchase Price”). The Company may not exercise the Company Repurchase with respect to any shares of Series A Preferred Stock for which it has elected to exercise the Investor Share Mandatory Conversion or Mandatory Conversion pursuant to Section 7; provided, however, that the Company may exercise the Company Repurchase with respect to Investor Shares then subject to an Investor Share Mandatory Conversion if such shares have not been converted within 12 months after the date of the Investor Share Mandatory Conversion Notice; provided, further that the Company may exercise the Company Repurchase with respect to any Non-Investor Shares then subject to a Mandatory Conversion if such shares have not been converted within 120 days after the date of the Mandatory Conversion Notice.

(b) Notice of Company Repurchase. If, subject to Section 9(a) and Section 9(e), the Company elects to effect a Company Repurchase, the Company shall provide a written notice (the “Company Repurchase Notice”) of the Company Repurchase to each applicable Holder. The Company Repurchase Date shall be thirty (30) calendar days after the date on which the Company provides the Company Repurchase Notice to such Holders; provided, that if such date is not a Business Day, the Company Repurchase Date shall be the next succeeding Business Day. The Company Repurchase Notice shall state:

(i) the Company Repurchase Date;

(ii) the expected applicable Company Repurchase Price;

(iii) the instructions a Holder must follow to receive the applicable Company Repurchase Price.

(c) Delivery upon Company Repurchase. Upon a Company Repurchase, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Company Repurchase Price for such Holder’s shares of Series A Preferred Stock, and such Holder shall surrender to the Conversion Agent the certificates (if any) representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor.

(d) Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Company Repurchase Price (or otherwise converted or reacquired prior to the applicable Company Repurchase Date), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share (x) may be converted into Common Stock pursuant to Section 6, in which case the provisions of Section 8 and Section 23(d), as applicable, shall take precedence over the provisions of this Section 9, and, if not so converted, (y) shall (A) accrue Dividends in accordance with Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 13; provided that any such shares that are converted prior to the consummation of the Company Repurchase in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Company Repurchase Price.

(e) Sufficient Funds. Notwithstanding the foregoing, the Company may not exercise the Company Repurchase at a time when the Company (i) does not or will not have sufficient funds to enable the Company to pay in full on the Company Repurchase Date the entire amount of the Company Repurchase Price in immediately available cash funds or (ii) is, or will be as of the Company Repurchase Date, restricted or prohibited (under applicable Law, contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Company Repurchase.

(f) Effect of Company Repurchase. Upon full payment of the Company Repurchase Price (or the irrevocable deposit thereof with the Transfer Agent) for any shares of Series A Preferred Stock subject to a Company Repurchase, such shares will cease to be entitled to any Dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

Section 10. Holder Fundamental Change Repurchase Option.

(a) Fundamental Change Notices. On or before the twentieth (20th) Business Day prior to the anticipated effective date of a Fundamental Change (or, if later, promptly after the Company discovers that a Fundamental Change may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Fundamental Change (including, for the avoidance of doubt, the details of any consideration to be delivered as a distribution on or in exchange for outstanding shares of Common Stock) and contain the date on which the Fundamental Change is anticipated to be effected (the “Initial Fundamental Change Notice”). No later than the later of (x) five (5) Business Days prior to the date on which the Company anticipates the Fundamental Change to be effected as set forth in the Initial Fundamental Change Notice and (y) the earlier of (1) the thirtieth (30th) Business Day following the relevant Fundamental Change Effective Date and (2) the fifteenth (15th) Business Day following receipt of the relevant Initial Fundamental Change Notice, any Holder that desires to exercise its rights pursuant to Section 10(b) shall notify the Company in writing thereof (such notice, a “Fundamental Change Election Notice”) and shall specify (x) that such Holder is electing to exercise its rights pursuant to Section 10(b) and (y) the number of shares of Series A Preferred Stock subject to each such election. Within two (2) days following the effective date of a Fundamental Change (the “Fundamental Change Effective Date”) (or if the Company discovers later than such date that a Fundamental Change has occurred, promptly following the date of such discovery), a written notice (the “Fundamental Change Repurchase Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain:

(i) the scheduled Fundamental Change Repurchase Date, which shall be no less than ten (10) nor more than thirty (30) Business Days following the date of such Fundamental Change Repurchase Notice;

(ii) the applicable Fundamental Change Repurchase Price if a Fundamental Change Repurchase is elected;

(iii) the applicable Conversion Rate if a Fundamental Change Conversion is elected;

(iv) the instructions a Holder must follow to receive the applicable Fundamental Change Repurchase Price or the applicable shares of Common Stock to be issued;

(v) that a Holder may not convert any shares of Series A Preferred Stock as to which it has elected a Fundamental Change Repurchase, subject to Section 10(i); and

(vi) a description of the Fundamental Change (including, for the avoidance of doubt, the details of any consideration delivered as a distribution on or in exchange for outstanding shares of Common Stock) and the applicable Fundamental Change Effective Date.

(b) Fundamental Change Repurchase or Conversion. Subject to the application of Section 10(g) and Section 10(i), the Company shall purchase from each Holder that delivered a Fundamental Change Election Notice all shares of Series A Preferred Stock specified in such Fundamental Change Election Notice (a “Fundamental Change Repurchase”) for a purchase price per each such share of Series A Preferred Stock, payable in cash, equal to 100% of the Liquidation Preference of such share of Series A Preferred Stock as of the applicable Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”) on the Fundamental Change Repurchase Date specified in the relevant Fundamental Change Repurchase Notice (or, in the event that a Fundamental Change Repurchase Date is not specified, the date that is thirty (30) Business Days after the Fundamental Change Effective Date). A Holder may not convert any shares of Series A Preferred Stock as to which it has elected a Fundamental Change Repurchase and with respect to which it has not validly withdrawn such election pursuant to Section 10(i). Notwithstanding the foregoing, such Holder may, in lieu of electing a Fundamental Change Repurchase, elect to convert such shares of Series A Preferred Stock in accordance with the provisions of Section 8 (a “Fundamental Change Conversion”); provided, however, that the Conversion Date for such Fundamental Change Conversion shall be the Fundamental Change Repurchase Date, subject to adjustment as provided in Section 23(d), and the Conversion Rate applicable to such Fundamental Change Conversion shall be the Conversion Rate in effect as of the Conversion Date multiplied by 1.10. Notwithstanding anything to the contrary herein, the failure of the Company to deliver the Initial Fundamental Change Notice or the Fundamental Change Repurchase Notice shall not impair the rights of the Holders under this Section 10(b).

(c) Fundamental Change Repurchase Procedure. To receive the Fundamental Change Repurchase Price, a Holder must, no later than close of business on the Fundamental Change Repurchase Date, surrender to the Conversion Agent the certificates (if any) representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor.

(d) Delivery upon Fundamental Change Repurchase. Upon a Fundamental Change Repurchase, subject to Section 10(g) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Fundamental Change Repurchase Price for such Holder’s shares of Series A Preferred Stock for which such Holder has elected to exercise the Fundamental Change Repurchase.

(e) Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Fundamental Change Repurchase Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share (x) may be converted pursuant to Section 6 and in accordance with this Section 10, in which case the provisions of Section 8 and Section 23(d), as applicable, shall take precedence over the provisions of this Section 10, and, if not so converted, (y) shall (A) accrue Dividends in accordance with Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 13; provided that any such shares that are converted prior to the consummation of the Fundamental Change Repurchase in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Fundamental Change Repurchase Price and shall instead be entitled to the same per share consideration, or the same right to elect per share consideration, as applicable, to be received by holders of Common Stock in connection with the Fundamental Change (subject to Section 12, as applicable).

(f) Partial Exercise of Fundamental Change Repurchase. In the event that a Fundamental Change Repurchase is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such Fundamental Change Repurchase, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Series A Preferred Stock held by the Holder as to which a Fundamental Change Repurchase was not effected (or book-entry interests representing such shares).

(g) Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 10(b), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 10(b), a number of shares of Series A Preferred Stock with an aggregate Fundamental Change Repurchase Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Repurchase Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Notwithstanding the foregoing, in the event a Holder elects to exercise a Fundamental Change Repurchase pursuant to this Section 10 at a time when the Company is restricted or prohibited (under applicable Law, contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Fundamental Change Repurchase, the Company shall use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 10. In connection with any Fundamental Change, to the extent within the Company’s control, the Company shall take all actions to permit the purchase of all shares of Series A Preferred Stock on the Fundamental Change Repurchase Date that it reasonably believes is permitted under Delaware law and will not render the Company insolvent until the entire amount of the Fundamental Change Repurchase Price is paid in full.

(h) Effect of Fundamental Change Repurchase. Upon full payment of the Fundamental Change Repurchase Price (or the irrevocable deposit thereof with the Transfer Agent) for any shares of Series A Preferred Stock subject to a Fundamental Change Repurchase, such shares will cease to be entitled to any Dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Fundamental Change Repurchase Price) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

(i) Withdrawal of Election for Fundamental Change Repurchase. Notwithstanding anything to the contrary herein, any Holder’s Fundamental Change Election Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company specifying the number of shares of Series A Preferred Stock with respect to which such notice of withdrawal is being submitted (i) at any time prior to the close of business on the fifth (5th) Business Day immediately succeeding the date of delivery of a Fundamental Change Repurchase Notice (or, if earlier, the close of business on the second (2nd) Business Day immediately preceding the relevant Fundamental Change Repurchase Date) and (ii) at any time until such shares are repurchased, if the Company fails to pay the Fundamental Change Repurchase Price in full when due in accordance with Section 10 in respect of some or all of the shares of Series A Preferred Stock to be repurchased pursuant to the Fundamental Change Repurchase.

(j) The above provisions of this Section 10 shall similarly apply to successive Fundamental Changes (or anticipated Fundamental Changes).

Section 11. Anti-Dilution Adjustments.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision, split or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1/OS0)

CR0	=	the Conversion Rate in effect (i) immediately prior to the close of business on the Record Date for such dividend or distribution, or (ii) immediately prior to giving effect to such subdivision, split, combination or reclassification

CR1	=	the new Conversion Rate in effect (i) immediately after the close of business on the Record Date for such dividend or distribution, or (ii) immediately after giving effect to such subdivision, split, combination or reclassification

OS0	=	the number of shares of Common Stock outstanding (i) immediately prior to the close of business on the Record Date for such dividend or distribution or (ii) immediately prior to giving effect to such subdivision, split, combination or reclassification

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, subdivision, split, combination or reclassification

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, split, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(vii) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Prevailing Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0 + X) / (OS0 + Y)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1	=	the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Prevailing Market Price as of the Record Date for such dividend, distribution or issuance

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Prevailing Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or (2) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the Prevailing Market Price as of the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV	=	the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0	=	the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1	=	the Prevailing Market Price as of the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

For the avoidance of doubt, the repurchase or redemption by the Company of any of the Company’s Warrants outstanding as of the Original Issuance Date in accordance with their terms as of the Original Issuance Date, pursuant to a tender offer, exchange offer, or otherwise, shall not constitute a Covered Repurchase.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property, securities or rights to acquire any of the foregoing, but excluding dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(ii) hereof, Distribution Transactions as to which Section 11(a)(v) shall apply, dividends or distributions paid exclusively in cash as to which Section 11(a)(vi) shall apply, and rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / SP0 – FMV)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1	=	the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0	=	the Prevailing Market Price as of the Record Date for such dividend or distribution

FMV	=	the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [FMV + MP0) / MP0)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1	=	the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV	=	the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0	=	the Prevailing Market Price as of the day immediately after the tenth (10th) Trading Day after the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 11(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 − C)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1	=	the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0	=	the Prevailing Market Price as of the Record Date for such dividend or distribution

C	=	the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii) If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have become exercisable or separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Stock as described in Section 11(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 11(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 11(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person,” other than a stockholder rights plan which does not exempt the Investor Parties from being an “acquiring person” as a result of (A) their holdings of any Capital Stock as of the adoption of such stockholder rights plan, (B) PIK Dividends paid subsequent to the adoption of such stockholder rights plan, (C) the application of any adjustments pursuant to this Section 11(a) or (D) any other increase in the proportional holding of the Investor Parties in relation to other holders of Capital Stock through no action of their own.

(viii) Subject at all times to Section 11(c)(iii), if, before the fifth (5th) anniversary of the Original Issuance Date, the Company or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section 11(a)(viii)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the close of business on such date, the Conversion Rate will be increased to an amount equal to (x) the Liquidation Preference per share of Series A Preferred Stock, divided by (y) the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

(CP x OS) + (EP x X)
OS + X

CP	=	the Conversion Price in effect immediately before giving effect to the adjustment required by this Section 11(a)(viii)

OS	=	the number of shares of Common Stock outstanding immediately before such Degressive Issuance

EP	=	the Effective Price per share of Common Stock in such Degressive Issuance

X	=	the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance

For purposes of this Section 11(a)(viii), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Original Issuance Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Rate.

To the extent that any such Equity-Linked Securities (or the underlying rights, options or warrants to purchase or otherwise acquire shares of Common Stock) are not converted, exercised, exchanged or otherwise prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Degressive Issuance of Equity-Linked Securities been made on the basis of the issuance of, and the receipt of the consideration with respect thereto, if applicable, only the number of shares of Common Stock actually issued pursuant to such Equity-Linked Securities.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c) When No Adjustment Required. Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(i) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(ii) No adjustment to the Conversion Rate will be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, including, without limitation, the Company’s 2016 Stock Incentive Plan, 2022 Equity Incentive Plan and Employee Stock Purchase Plan, as may be amended;

(C) upon the issuance of any shares of Common Stock pursuant to any Equity-Linked Security (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to Section 11(a)(viii)); provided, however, that the issuance of shares of Common Stock upon exercise of the Warrants and upon conversion of the Series A Preferred Stock, in each case pursuant to the terms thereof as of the Original Issuance Date shall not result in an adjustment to the Conversion Rate;

(D) for a change in the par value of the Common Stock;

(E) upon issuance of any shares of Common Stock issuable pursuant to Earnout Obligations existing as of the Original Issuance Date;

(F) for dividends or distributions declared or paid to holders of Common Stock in which Holders participate pursuant to Section 4(e);

(G) pursuant to any merger, joint venture, partnership, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company with parties that are not Affiliates, whereby the Common Stock comprises, in whole or in part, the consideration paid by the Company in such transaction, provided such transaction was (1) approved by the holders of the Voting Stock or (2) approved by the Board and that such Common Stock issued under this clause (G) does not exceed 10.0% of the then current issued and outstanding Common Stock;

(H) upon the issuance of any shares of Common Stock or warrants to acquire only shares of Common Stock issued to non-Affiliate banks, equipment lessors or other lending institutions, or to non-Affiliate real property lessors, in each case, in connection with a debt financing, equipment leasing or real property leasing transaction, provided such transaction was approved by the Board and that such Common Stock issued under this clause (H) does not exceed 10.0% of the then current issued and outstanding Common Stock; or

(I) upon the issuance of any shares of Junior Stock issued on or after the second (2nd) anniversary of the Original Issuance Date pursuant to the Lincoln Park Facility, or a similar Junior Stock purchase facility entered into with a non-Affiliate counterparty (including an amendment to the Lincoln Park Facility or any replacement thereof).

(iii) No adjustment to shares of Series A Preferred Stock being converted on a Conversion Date or to the shares of Common Stock deliverable to the Holders upon the conversion thereof shall be made solely by reason of dividends or other distributions being payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date if an adjustment has been made as of the Record Date for such dividend or other distribution (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 11(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series A Preferred Stock has occurred, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Notice of Adjustments. Whenever any event of the type described in this Section 11 has occurred, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) and in any event prior to the delivery of a Company Repurchase Notice or Mandatory Conversion Notice:

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.

(h) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 12. Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, conversion, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding with all rights, preferences, privileges or voting power but shall become convertible into, in accordance with Section 6, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property other than subject to the express terms of such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the effectiveness of the Reorganization Event) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 13. Voting Rights.

(a) General. The Holders of Series A Preferred Stock shall have no voting rights except as set forth below in Section 13(b) in respect of the Series A Preferred Stock, without prejudice to any rights they may have as holders of the Common Stock (including, but not limited to, as a result of the conversion of the Series A Preferred Stock) or any other voting securities of the Company.

(b) Adverse Changes. The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for, directly or indirectly, effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock;

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

(iii) any increase or decrease (except to cancel or retire shares redeemed, repurchased or converted) in the authorized number of shares of Series A Preferred Stock or issuance of shares of Series A Preferred Stock after the Issuance Date, provided that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote of the Holders pursuant to this Section 13(b). For purposes of this Section 13(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation, provided, however, that the filing of an amendment to, or an amended and restated, certificate of designations for purposes of reducing the number of authorized shares of Series A Preferred Stock or any class or series of stock of the Company then outstanding by the number of such shares that have been cancelled or retired shall not be deemed to be an amendment to the Certificate of Incorporation.

(c) Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 13(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

(e) Nothing in this Certificate of Designations is intended to limit any rights of a Holder under the Investor Rights Agreement.

Section 14. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 15. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

Section 16. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

Section 17. Taxes.

(a) Withholding. The Company and the Investor agree that, under current Law, as long as the Investor has provided the Company with a properly executed IRS Form W-8BEN-E establishing eligibility for the applicable article of the tax treaty between the United States and Japan, the Company shall withhold dividends paid in cash at a rate of no more than five (5) percent for so long as the Investor owns at least ten (10) percent of the outstanding Voting Stock, and no more than ten (10) percent for so long as the Investor owns less than ten (10) percent of the outstanding Voting Stock. The Company agrees that, provided that a Holder delivers to the Company a properly executed IRS Form W-9 certifying as to the complete exemption from backup withholding of the Holder (or, if the Holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner), under current Law the Company (including any paying agent of the Company) shall not be required to, and shall not, deduct or withhold Taxes on any payments or deemed payments to any such Holder. If a Holder is not legally entitled to deliver an IRS Form W-9, the Company shall cooperate reasonably and in good faith with such Holder to establish any basis for reduction or elimination of U.S. federal withholding Tax (including under any applicable tax treaty) on any payments or deemed payments to such Holder that is legally available to such Holder.

(b) Transfer Taxes. The Company shall pay any and all Transfer Taxes due on (i) the issue of the Series A Preferred Stock and (ii) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock.

(c) Tax Treatment. (i) The Holders and the Company agree (A) not to treat the Series A Preferred Stock as “preferred stock” for purposes of Section 305 of the Code and, without limiting the generality of clause (A), (B) as a consequence, not to treat any Preferred Dividends accruing on the Series A Preferred Stock, or any difference between the purchase price paid for the Series A Preferred Stock and the Liquidation Preference thereof, as a distribution of property under Section 305(b)(4) or (c) of the Code until paid in cash. The Company and the Holders (and their respective Affiliates) shall file all relevant Tax Returns in a manner consistent with the foregoing intended Tax treatment and shall not take any Tax position that is inconsistent with such intended Tax treatment except in connection with, or as required by, any of the following: (w) a change in relevant Law occurring after the Original Issuance Date, (x) after the Original Issuance Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series A Preferred Stock (from and after the effective date of such regulations), (y) an amendment to the terms of this Certificate of Designations or (z) a “determination” within the meaning of section 1313(a) of the Code.

(ii) The Holders and the Company agree that (A) any Company Repurchase pursuant to Section 9 or (B) any Fundamental Change Repurchase (other than with respect to any Fundamental Change Repurchase in part but not in full pursuant to clause (v) of the definition of Fundamental Change) in respect of the Investor Shares pursuant to Section 10 (each a “Repurchase Option” and collectively the “Repurchase Options”) whether in part or in full, qualifies as a sale or exchange of such Series A Preferred Stock under the Code; provided that, if so requested by the Company in writing, at least five (5) business days prior to the date of an exercise of such Repurchase Option, the applicable Holder shall provide a statement to the Company in connection with such Repurchase Option representing that it has received advice from a nationally recognized accounting or law firm that (after reasonable inquiry) such Repurchase Option would be more likely than not to be treated as a sale or exchange under Section 302(b) of the Code, taking into account any other directly, indirectly or constructively (within the meaning of Section 302 of the Code) held equity of the Company; provided further, that the Company shall use commercially reasonable efforts to request such statement at least ten (10) days prior to the date of such Repurchase Option. With respect to any Fundamental Change Repurchase pursuant to Section 10 in part but not in full pursuant to clause (v) of the definition of Fundamental Change in respect of the Investor Shares, or any Fundamental Change Repurchase pursuant to Section 10 in respect of the Non-Investor Shares, the Company and the Holders shall reasonably discuss and agree regarding whether such Fundamental Change Repurchase qualifies as a sale or exchange of such Series A Preferred Stock under the Code.

(d) Tax Covenant. The Company will not take any action that would cause it not to be a C corporation for U.S. federal income tax purposes or could otherwise cause any Holder to own an equity interest in (A) an entity that is not a C corporation, or (B) an entity that is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, for U.S. federal income tax purposes, in each case without the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, such consent not to be unreasonably withheld, conditioned or delayed. Additionally, in the event that the Company does become a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, the Company shall provide written notice to the Holders.

Section 18. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at 399 West Trimble Road, San Jose, CA 95131, United States of America, Attn: Hull Xu, Chief Financial Officer, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 19. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 20. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 21. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 22. Rule 144A Information. The Company will, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, furnish to Holders and prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Section 23. Regulatory Matters.

(a) HSR Filing. If a Holder determines, in its sole judgment upon the advice of counsel, that any conversion pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file, or cause its ultimate parent entity as that term is defined in the HSR Act to file, as soon as practicable after the date on which the Company receives notice from such Holder of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the conversion of any Series A Preferred Stock (and in any event the Company shall make such filing no later than five (5) Business Days after the date on which such Holder filed with the FTC and DOJ the notification and report form required to be filed by such Holder pursuant to the HSR Act in connection with the conversion of any shares of Series A Preferred Stock). Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act.

(b) Other Filings. If a Holder of Series A Preferred Stock determines, in its sole judgment upon the advice of counsel, that any conversion pursuant to the terms hereof could be subject to the provisions of any antitrust, merger control, or competition Laws (other than the HSR Act) or Laws designed or intended to prohibit, restrict or regulate exports or actions by foreigners with respect to the relevant jurisdiction to acquire interests in domestic equities, securities, entities, assets, land or interests (collectively, the “Other Antitrust and Foreign Investment Laws”), the Company will cooperate and supply promptly to such Holder such information and assistance as such Holder may reasonably request to assess whether any conversion would be subject to filing requirements under any Other Antitrust and Foreign Investment Laws. If such Holder determines that a filing is required or advisable under any Other Antitrust and Foreign Investment Laws in connection with any conversion, and if the Company is required to make a separate filing under any such Other Antitrust and Foreign Investment Laws, the Company will promptly do so after being notified of the requirement by such Holder.

(c) Cooperation. The Company shall use its reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with such Holder in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to effectuate the conversion of the Series A Preferred Stock. Without limiting the generality of the foregoing, the Company shall furnish to such Holder promptly (but in no event more than five (5) days after receipt of a reasonable request therefore) such information and assistance as such Holder may reasonably request in connection with the preparation of any filing or submission to be filed by such Holder under the HSR Act or any applicable Other Antitrust and Foreign Investment Laws. The Company shall respond promptly after receiving any inquiries or requests for additional information from the FTC, the DOJ, or any Governmental Authority under any Other Antitrust and Foreign Investment Laws in connection with any conversions of Series A Preferred Stock of or by such Holder. The Company shall keep such Holder apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, or any Governmental Authority in connection with any conversions of Series A Preferred Stock of or by such Holder. The Company and such Holder shall each be required to pay fifty percent (50%) of all filing or other fees required to be paid by the Company and/or such Holder (or the “ultimate parent entity” of such Holder, if any) under the HSR Act or any other applicable Laws in connection with such filings and the Company and such Holder shall otherwise be solely responsible for the payment of their respective other costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation of such filings and responses to inquiries or requests.

(d) Conversion Date. In the event that this Section 23 is applicable to any conversion, the delivery of any shares of Common Stock upon conversion shall be subject to the receipt of clearances, approvals, and the expiration or earlier termination of the waiting periods under the HSR Act or Other Antitrust and Foreign Investment Laws (with the Conversion Date being deemed to be the date immediately following the date of the receipt of the last of the required clearances, approvals, and waiting period expirations or early terminations); provided, that with respect to an Investor Share Mandatory Conversion or Mandatory Conversion, if the receipt of clearances, approvals, and the expiration or earlier termination of the waiting periods under the HSR Act or Other Antitrust and Foreign Investment Laws has not occurred by the Investor Share Mandatory Conversion Date or 120 days after the Mandatory Conversion Notice, as applicable, then the Company may require the Holder to, or the Holder may, convert the maximum number of shares of Series A Preferred Stock on such date as is permitted under the HSR Act or Other Antitrust and Foreign Investment Laws in the Holder’s sole judgment upon the advice of counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this [●] day of [●], 20[●].

CEPTON, INC.
By:
Name:
Title:

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.00001, of Cepton, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), of Cepton, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Company, [as of the date specified below // upon // immediately prior to[, and subject to the occurrence of,] [•]].

Date of Conversion (if applicable):

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted (if applicable):

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Payment Instructions for cash payment in lieu of fractional shares:

EXHIBIT B
FORM OF INVESTOR RIGHTS AGREEMENT

[See Attached]

FORM OF

INVESTOR RIGHTS AGREEMENT

by and between

CEPTON, INC.

and

KOITO MANUFACTURING CO., LTD.

Dated as of [●]

i

ii

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], by and between Cepton, Inc., a Delaware corporation (the “Company”), and KOITO MANUFACTURING CO., LTD., a corporation organized under the laws of Japan (together with any Permitted Transferees (as defined in Section 4.02(c)), the “Investor”). The Investor and the Company are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Section 1.01.

RECITALS

A. The Company and the Investor are parties to the Investment Agreement, dated as of October 27, 2022 (the “Investment Agreement”), pursuant to which on the date hereof the Company issued, sold and delivered to the Investor, and the Investor purchased and acquired from the Company, pursuant to the terms and subject to the conditions set forth therein, an aggregate of 100,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), having the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, as specified in the Certificate of Designations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the date hereof, providing for the designation of the Series A Preferred Stock (the “Series A Certificate of Designations”);

B. The Company and the Investor desire to establish in this Agreement certain terms and conditions concerning the rights of and restrictions on the Investor with respect to the Investor’s ownership of the Series A Preferred Stock and other capital stock of the Company, and it is a condition of the closing of the transactions contemplated by the Investment Agreement that the Company and the Investor execute and deliver this Agreement; and

C. In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I
Definitions

Section 1.01. Definitions.

(a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (a) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided that none of the Company or the Investor shall be deemed to be Affiliates of one another.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately, within 60 days.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York City, New York, or Tokyo, Japan.

“Bylaws” means the Amended and Restated Bylaws of the Company as of the Signing Date, as the same shall be amended, modified or supplemented between the Signing Date and Closing in accordance with the Investment Agreement, and as may be amended, modified or supplemented from and after the Closing in compliance with this Agreement or applicable Law.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended by the Series A Certificate of Designations, as may be further amended from time to time in compliance with this Agreement and the Investment Agreement or applicable Law.

“Closing” means the closing of the Purchase.

“Closing Date” means the date on which the Closing occurs.

“Committee Qualification Requirements” means the requirements for service on the Compensation Committee or Nominating Committee, as applicable, generally applicable to all of the members of such committee (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function) as set forth in (a) any applicable Law, (b) the NASDAQ Stock Market Rules and (c) the charters of such committee.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Owned IP” has the meaning set forth in the Investment Agreement.

“Company Securities” means (a) issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (b) outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (c) outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (d) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (e) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company solely to the extent, except for purposes of Section 2.05, that the terms of such securities or rights entitle the beneficial owner thereof to the right to vote generally for the election of Directors and (d) other obligations of the Company to make any payment based on the price or value of any of the items in the foregoing clauses (a) through (e) solely to the extent, except for purposes of Section 2.05, that the terms of such securities or rights entitle the beneficial owner thereof to the right to vote generally for the election of Directors.

“Company Stock Plan” has the meaning set forth in the Investment Agreement.

“Compensation Committee” means the Compensation Committee of the Company Board or such committee of the Company Board with the duties customarily fulfilled by a compensation committee of a board of directors.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of August 1, 2017, between the Investor and Cepton Technologies, Inc., as amended by the Extension to Non-Disclosure Agreement, dated as of October 1, 2020, and as may be further amended from time to time.

“Conversion Shares” means (i) any Company Common Stock issuable upon the conversion of the shares of Series A Preferred Stock and (ii) any Company Common Stock issuable as a dividend on the shares of Series A Preferred Stock (if any).

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means a member of the Company Board.

“Director Qualification Standards” means any requirements generally applicable to all of the Directors (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function (other than Committee Qualification Requirements)) regarding service as a Director of the Company under applicable Law or the rules and regulations of NASDAQ.

“Equity-Linked Securities” means any securities convertible into or exercisable or exchangeable for, or rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Company Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” means any of the events set forth in Section 11(c)(ii), other than Section 11(c)(ii)(I) of the Series A Certificate of Designations.

“Excluded Registration Statement” means a (i) registration statement on Form S-4, Form S-8 or any successor forms thereto, filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan, (ii) any registration statement on Form S-1, Form S-3 or any successor forms thereto, solely registering debt securities, including debt securities that are convertible into equity securities of the Company (or such securities into which the debt securities are convertible), (iii) any registration statement on Form S-1, Form S-3 or any successor forms thereto solely registering equity securities of the Company pursuant to contractual obligations existing on the date hereof except in connection with an underwritten offering, and (iv) any registration statement on Form S-1, Form S-3 or any successor forms thereto solely registering equity securities of the Company for purposes of an equity capital line of credit entered into by the Company with a financial institution that is not an Affiliate of the Company.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational.

“Investor 75% Event” means if at any time (a) the number of shares of Company Common Stock beneficially owned by the Investor (counting the Series A Preferred Stock (including any PIK Dividends) on an as-converted basis as of such time even if not convertible within 60 days of such time, but excluding any Company Common Stock acquired by the Investor after the date hereof), falls below (b) 75% of the number of shares of Company Common Stock (counting the Series A Preferred Stock on an as-converted basis even though the Series A Preferred Stock is not convertible as of the date hereof) that it beneficially owns as of the date hereof.

“Investor Director Designees” means the individuals designated in writing by the Investor to be elected to the Company Board pursuant to Section 2.01(b) or 2.03, as applicable. For the avoidance of doubt, the Initial Investor Director Designees shall be considered Investor Director Designees for all purposes of this Agreement.

“Investor Directors” means the members of the Company Board who were elected to the Company Board pursuant to Section 2.01(b) or 2.03 as the Investor Director Designees.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Capital Market or any successor thereto.

“National Securities Exchange” means the NYSE or NASDAQ.

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Company Board or any successor committee thereto.

“NYSE” means the New York Stock Exchange and its successors.

“Other Director” means a Director that is not designated by the Investor.

“Permitted Liens” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“PIK Dividends” has the meaning set forth in the Series A Certificate of Designations.

“Private Warrants” means the warrants to acquire up to 5,175,000 shares of Company Common Stock issued at the time of Growth Capital Acquisition Corp.’s initial public offering.

“Public Warrants” means the warrants to acquire up to 8,625,000 shares of Company Common Stock issued and outstanding on the date of this Agreement originally issued as a component of the units sold in Growth Capital Acquisition Corp.’s initial public offering.

“Purchase” means the purchase of Series A Preferred Stock by the Investor pursuant to the Investment Agreement.

“register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement with the SEC in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement by the SEC or the automatic effectiveness of such registration statement, as applicable.

“Registrable Securities” means all shares of Company Common Stock and all Conversion Shares; provided, however, that such securities shall cease to be Registrable Securities when (a) a registration statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of by the Holder thereof pursuant to such registration statement, (b) such securities have been sold or otherwise disposed of in accordance with Rule 144 or another exemption from registration requirements such that the securities are freely tradeable following such sale or disposition, (c) in the case of the Investor, upon the later of the date on which there are no Investor Directors on the Company Board or the Investor beneficially owns shares of Company Common Stock and Conversion Shares representing less than five percent (5%) of the outstanding shares of Company Common Stock or (d) such securities may be sold without registration pursuant to Rule 144 without restriction as to volume or manner of sale. For the avoidance of doubt, any securities that have ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any securities that are issued or distributed in respect of securities that have ceased to be Registrable Securities are shall not be Registrable Securities.

“Registration Expenses” means (a) all expenses incurred by the Company in complying with Sections 3.01 or 3.02, including all registration, qualification, listing and filing fees, expenses incurred by the Company in connection with any roadshow related to such registration and offering, auditor fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, blue sky fees and expenses; (b) reasonable, documented out-of-pocket fees and expenses of no more than two outside legal counsel to the Investor and all other participating Holders, which counsel shall be jointly selected by the Holders, and retained in connection with Underwritten Offerings pursuant hereto, subject to a maximum amount of $50,000 per Underwritten Offering; and (c) reasonable, documented out-of-pocket fees and expenses for any local counsel necessary to effect a registration contemplated hereby, if applicable; provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Related Party Transaction” means any transaction that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

“Representatives” means, with respect to any Person, its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 415” means Rule 415 promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means (a) all underwriting discounts, selling commissions, and stock transfer taxes and applicable to the securities registered by any Holder holding Registrable Securities.

“Shelf Registration” means a Resale Shelf Registration Statement or a Subsequent Shelf Registration, as applicable.

“Signing Date” means October 27, 2022.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Subsidiary Securities” has the same meaning ascribed to “Company Securities” except that all reference to “the Company” therein shall be deemed to be replaced with “any Subsidiary of the Company”.

“Transaction Documents” has the meaning set forth in the Investment Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Warrants” means the Private Warrants and the Public Warrants.

“Wholly Owned Subsidiary” means any Subsidiary of the Company in which all of such Subsidiary’s Subsidiary Securities are owned directly or indirectly by the Company.

(b) In addition to the terms defined in Section 1.01(b), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	6.03(c)
Agreement	Preamble
Company	Preamble
Company Confidential Information	5.02(a)
Company Indemnified Parties	3.09(a)
Effectiveness Period	3.01(b)
Electronic Delivery	6.10
FINRA	3.03(a)(xv)
Holder	3.01(a)
Holder Indemnified Parties	3.09(b)
Holder Information	3.06(a)
Indemnified Party	3.09(c)
Indemnifying Party	3.09(c)
Initial Investor Director Designees	2.01(b)
Interruption Period	3.03(b)
Investment Agreement	Recitals
Investor	Preamble
Investor Financial Statements	5.01(e)
Investor Related Parties	2.06
Investor Transactions	2.06
Losses	3.09(a)
Offeree	2.08(a)
Offering Persons	3.03(a)(xiv)
Party or Parties	Preamble
Permitted Transferee	4.02(c)
Piggyback Notice	3.02(a)
Piggyback Registration Statement	3.02(b)
Piggyback Request	3.02(b)
Pro Rata Share	2.08(a)
Quarterly Blackout Period	3.01(f)(i)
Registration Default	3.12
Resale Shelf Registration Statement	3.01(a)
Restricted Period	4.01
Series A Certificate of Designations	Recitals
Series A Preferred Stock	Recitals
Shelf Offering	3.01(g)
Subsequent Holder Notice	3.01(e)
Subsequent Shelf Registration	3.01(c)
Suspension Period	3.04(a)
Take-Down Notice	3.01(g)
Transfer	4.01
Underwritten Offering	3.01(f)(i)
Underwritten Offering Notice	3.01(f)(i)

Section 1.02. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) All references to “ordinary course of business” will be deemed to be followed by the words “consistent with past practice.”

(q) All references to time shall refer to New York City time unless otherwise specified.

(r) For purposes of determining beneficial ownership, the Investor may rely on the Company’s most recent publicly available Quarterly Report on Form 10-Q or Annual Report on Form 10-K to determine the number of issued and outstanding Equity Securities of the Company at any given time and any Person’s beneficial ownership percentage, unless the Company provides written notice to the Investor with an updated number of Company Securities then issued and outstanding.

(s) In the event that the Company Common Stock is listed on a National Securities Exchange other than NASDAQ, all references herein to NASDAQ rules shall be deemed to be to the most comparable rule applicable to such other National Securities Exchange and all references to NASDAQ shall be deemed to be such other National Securities Exchange, in each case, mutatis mutandis. In the event that the Company Common Stock is listed on both NASDAQ and any other National Securities Exchange, the Company and the Investor shall cooperate to make any amendments to this Agreement reasonably requested by the other party; provided, that in no event shall the Investor be required to accept any changes that would result from any shares Company Securities beneficially owned by the Investor being listed on any exchange other than a National Securities Exchange unless the Investor consented to the transaction or event that was the cause thereof, the Investor consented to the change in listing or such change in listing is the result of any action taken by the Investor.

Article II

Governance and Other Rights

Section 2.01. Actions at the Closing. The Company and the Company Board shall take all necessary action to cause, effective as of the Closing:

(a) the size of the Company Board to be seven (7) members;

(b) the Company Board to include two (2) members to be designated by the Investor, one of whom shall be assigned to Class C whose term expires at the third annual meeting of the Company’s stockholders held after the Effective Time (as defined in the Certificate of Incorporation), who shall initially be Takayuki Katsuda, and one of whom shall be a Class [●] Director whose term expires at the [●] annual meeting of the Company’s stockholders held after the Effective Time, who shall initially be [●] (the “Initial Investor Director Designees”).

Section 2.02. Committee Composition.

(a) From time to time, the Investors shall have the right to designate the Investor Directors to serve on the Compensation Committee and/or the Nominating Committee and to remove and/or replace such Investor Directors, and the Company Board shall promptly designate any such Investor Director to serve as a member of the Compensation Committee and/or the Nominating Committee as the Investor shall identify and remove any such Investor Director as a member of the Compensation Committee and/or the Nominating Committee as identified by the Investor; provided, that such designation shall in each case be subject to each such Investor Director meeting the applicable Committee Qualification Requirements and no such Investor Director shall be removed from the Compensation Committee or Nominating Committee, as applicable, if a qualified replacement Director who meets the applicable Committee Qualification Requirements is not immediately available or such removal would result in the Company ceasing to comply with the rules and regulations of NASDAQ or any other applicable Law.

(b) If at any time during which an Investor Director is serving on the Compensation Committee and/or the Nominating Committee such Investor Director ceases to meet the Committee Qualification Requirements, the Investor shall have the right to select an Investor Director who satisfies the applicable Committee Qualification Requirements, and the Company Board shall take all necessary action to appoint such other Investor Director to serve on the Compensation Committee and/or the Nominating Committee in place of the applicable Investor Director being removed from such committee; provided, however, if the Investor does not timely (pursuant to the requirements of the rules and regulations of NASDAQ) select a replacement Investor Director, the Company Board may immediately remove such Investor Director who ceases to satisfy the Committee Qualification Requirements and appoint a replacement Director who satisfies the Committee Qualification Requirements in order to maintain compliance with the rules and regulations of NASDAQ.

Section 2.03. Investor Directors.

(a) The Investor shall initially be entitled to designate for nomination two (2) Directors (inclusive of Takayuki Katsuda, who is already a Director). Following the appointment of the Initial Director Designees to the Company Board, the number of Directors the Investor shall be entitled to designate for nomination to the Company Board shall: (y) increase and decrease automatically to a number of Directors equal to the product, rounded to the nearest whole number, of (i) the number of shares of Company Common Stock beneficially owned by the Investor (including any shares of Company Common Stock which are then issuable upon conversion of shares of Series A Preferred Stock held by the Investor) divided by the number of shares of Company Common Stock then outstanding (plus any shares of Company Common Stock issuable upon conversion of shares of Series A Preferred Stock included in clause (i)) and (ii) the size of the Company Board (e.g., 2.4 will be rounded down to 2 and 2.5 will be rounded up to 3), provided, however, that in no event shall the number of Directors the Investor shall be entitled to designate for nomination to the Company Board pursuant to this Agreement represent the majority of the Directors; and (z) decrease to one (1) Director in the event the Investor ceases to beneficially own at least ten percent (10%) of the then outstanding shares of Company Common Stock and to zero (0) Directors in the event the Investor ceases to beneficially own at least five percent (5%) of the then outstanding shares of Company Common Stock, in each case including any shares of Company Common Stock which are then issuable upon conversion of shares of Series A Preferred Stock held by the Investor). The appointment of any such Investor Director Designees pursuant hereto shall be subject to such Persons’ satisfaction of the Director Qualification Standards; provided, that so long as the Investor is entitled to nominate no more than two (2) Directors, such Directors shall not be required to comply with any independence or board diversity requirements under the rules and regulations of NASDAQ; provided, however, that any additional Directors the Investor is entitled to nominate shall be required to comply with applicable independence requirements under the rules and regulations of Nasdaq.

(b) In the event that the Investor nominates any Investor Director Designees pursuant to clause (a) above, the Company shall (i) include the Investor Director Designees in its slate of nominees for election to the Company Board at the next annual or special meeting of the stockholders of the Company at which directors are to be elected (of the same class as the Directors to be elected at such meeting, to the extent the Company Board is a classified board) and (ii) recommend that the Company’s stockholders vote in favor of the election of such Investor Director Designee at any such annual or special meeting of the Company’s stockholders, and support such Investor Director Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees (including, to the extent applicable, solicitation of proxies or consents in favor of such nominees), subject in each case to the Directors’ fiduciary duties. The Company and the Company Board shall take all necessary actions to ensure that, at all times when the Investor Director Designee is eligible to be appointed or nominated, there are sufficient vacancies on the Company Board to permit such designation.

(c) The Investor shall have the sole right to (subject to any limitations under the Certificate of Incorporation, the Bylaws or any applicable Law) cause to resign any Investor Director at any time and to nominate, designate or appoint, as applicable (and subject to any limitations under the Certificate of Incorporation, the Bylaws or any applicable Law), any replacement or successor thereof if the Investor is then entitled to such rights hereunder.

(d) If an Investor Director ceases to serve on the Company Board for any reason during his or her term, the vacancy created thereby shall be filled, and the Company Board shall fill such vacancy, with a new Investor Director Designee and appoint such Investor Director to the Compensation Committee and/or the Nominating Committee, as applicable, subject to satisfaction of the applicable Committee Qualification Requirements, in each case to the extent the Investor is then entitled to such rights hereunder.

(e) For the avoidance of doubt, each Investor Director shall be entitled to travel and expense reimbursement for their reasonable and documented out-of-pocket expenses (including air fare) incurred in connection with travelling to and from meetings of the Company Board and/or any committee of the Company Board in accordance with the Company’s current reimbursement policy applicable to Directors generally. In addition, (x) each Investor Director shall be entitled to enter into a customary indemnification agreement with the Company on terms that are, in the event that the Company has entered into any such agreement with another non-employee Director, no less favorable than that provided to such other non-employee Director, and (y) the Company shall maintain in full force and effect directors’ and officers’ liability insurance containing terms that are no less favorable than those provided to other non-employee Directors. Each Investor Director shall be covered as an insured director, in such a manner as to provide each Investor Director in his or her capacity as a Director with rights and benefits under all directors’ and officers’ insurance policies no less favorable than those provided to any other non-employee Directors. The Company acknowledges and agrees that the Company is the indemnitor of first resort with respect to any Investor Related Party who is an officer, director or other fiduciary of the Company and its Subsidiaries (i.e., its obligations to such Person are primary and any obligation of any other Persons to which such Investor Director or its Affiliates may have rights to advancement of expenses or to indemnification for the same expenses or liabilities incurred by such Investor Related Party are secondary).

Section 2.04. Director Qualifications.

(a) Notwithstanding anything to the contrary in this Agreement, the Certificate of Incorporation or the Bylaws, the Investor agrees that, prior to and as a condition to the election to the Company Board of any Investor Director Designee, (x) such Investor Director Designee shall have satisfied the Director Qualification Standards (and the Company acknowledges and agrees that Mr. Katsuda and [●] have satisfied such requirements as of the date hereof); provided that (1) no Investor Director Designee shall be eligible to serve on the Company Board if he or she has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act (to the extent material to his or her ability or integrity to serve as a Director) or is subject to any judgment prohibiting service as a director of any public company and (2) if any Investor Director Designee shall fail to satisfy the Director Qualification Standards or the requirements of the preceding clause (1), the Investor agrees that such Investor Director Designee shall not be nominated or elected to the Company Board, and the Investor shall, if then entitled to such right hereunder, have the right to designate a replacement therefor (which replacement Investor Director Designee shall be subject to the requirements of this Section 2.04), (y) each Investor Director Designee shall (and the Investor shall cause each Investor Director Designee to) make himself or herself reasonably available for an interview and to consent to such customary reference and background checks as the Nominating Committee may reasonably request to determine such Investor Director Designee’s eligibility to serve as a Director and compliance with the Director Qualification Standards and (z) each Investor Director Designee must provide to the Company:

(i) all information reasonably requested by the Company that is required to be disclosed for Directors, candidates for Directors and their respective Affiliates in a proxy statement, current report on form 8-K or other filings in accordance with applicable Law, any NASDAQ rules or listing standards or the Certificate of Incorporation or Bylaws, in each case, relating to such Investor Director Designee’s nomination or election, as applicable, as a Director, and, if applicable, consent to being named as such in any such filing; and

(ii) all information reasonably requested by the Company in connection with assessing eligibility under the Director Qualification Standards and the Committee Qualification Requirements, in each case, relating to such Investor Director Designee’s nomination or election, as applicable, as a Director.

(b) The Investor shall not be under any obligation to vote in the same manner as recommended by the Company Board or in any other manner, other than in its sole discretion.

Section 2.05. Investor Consent. From time to time so long as the Investor 75% Event shall not have occurred, without the prior written consent of the Investor, the Company shall not take (and the Company Board shall not authorize the Company to take) any of the following actions:

(a) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities that rank senior to, or pari passu with, the Series A Preferred Stock for purposes of dividends, redemption and upon liquidation to any Person other than the Company or its Wholly Owned Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Securities or Subsidiary Securities owned by any Person other than the Company or its Wholly Owned Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem or repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities other than (x) pursuant to the terms of any Company Stock Plan, (y) the Warrants, pursuant to the terms thereof or (z) shares of Series A Preferred Stock, pursuant to the terms thereof;

(c) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, having an aggregate principal amount on a consolidated basis for the Company and its Subsidiaries outstanding at any time exceeding the greater of (i) $20 million or (ii) the sum of the operating expenses for the two (2) preceding fiscal quarters of the Company;

(d) enter into any Related Party Transaction, excluding compensation, benefits, indemnification and other agreements with Directors and employees of the Company (in each case, to the extent in the ordinary course of business);

(e) amend the Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation, combination, reclassification or otherwise);

(f) change the size of the Company Board;

(g) adopt any stockholder rights plan which does not exempt the Investor from being an “acquiring person” solely as a result of (i) its holdings of any Company Securities as of the adoption of such stockholder rights plan, (ii) payment of PIK Dividends subsequent to the adoption of the stockholder rights plan, (iii) the application of any adjustments pursuant to Section 11(a) of the Series A Certificate of Designations or (iv) any other increase in the proportional holding of the Investor in relation to other holders of Company Securities through no action of the Investor;

(h) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and the Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed the greater of (x) $20 million individually or (y) 10% of total revenues for the last twelve (12) full months;

(i) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or any Subsidiary’s assets, securities, properties, interests or businesses, other than (i) sales of inventory in the ordinary course of business and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed the greater of (x) $20 million individually or (y) the sum of the operating expenses for the two (2) preceding fiscal quarters of the Company;

(j) An amendment to, or the adoption of any new, Company Stock Plan; provided, that issuance of any shares of Company Common Stock currently reserved for issuance under existing Company Stock Plans and all annual increases thereto pursuant to the automatic minimum increase provisions shall not be subject to the Investor’s consent right under this clause (j), but any discretionary increases greater than the automatic annual increase amount specified under the existing Company Stock Plans shall be subject to such consent right;

(k) (i) sell, assign, transfer, license, sublicense, abandon, permit to lapse, grant a covenant not to sue, create or incur any Lien (other than Permitted Liens), or otherwise dispose of any material Company Owned IP, other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice; or (ii) abandon or permit to lapse any Company Owned IP that is Registered Intellectual Property (as defined in the Investment Agreement) other than at the end of its statutory term;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed the greater of (x) $20 million per fiscal year or (y) 10% of total revenues for the last twelve (12) full months; or

(m) agree, resolve or commit to do any of the foregoing.

Section 2.06. Corporate Opportunities. For so long as the Investor beneficially owns Company Common Stock (including shares of Company Common Stock that would be issuable upon conversion of shares of Series A Preferred Stock beneficially owned by the Investor even if not convertible at such time) at least ten percent (10%) of the then outstanding Company Common Stock, to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Investor, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless such business opportunity is disclosed to the applicable director or officer in his or her capacity as such. Neither the alteration, amendment or repeal of this Section 2.06, nor the adoption of any provision of the Certificate of Incorporation or the Series A Certificate of Designations inconsistent with this Section 2.06, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Section 2.06 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 2.06, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 2.06 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 2.06 (including, without limitation, each portion of any paragraph of this Section 2.06 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 2.06 (including, without limitation, each such portion of any paragraph of this Section 2.06 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 2.06 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.

Section 2.07. Board Obligations. Any breach by the Company Board of its obligations under this Article II shall be deemed a breach by the Company of its obligations hereunder.

Section 2.08. Preemptive Rights.

(a) Except for any Company Securities issued in an Excluded Issuance, if, following the date hereof, the Company authorizes the issuance or sale of any Company Common Stock or Equity-Linked Securities to any Person or Persons (the “Offeree”), the Company shall first offer to sell to the Investor a portion of such Company Common Stock or Equity-Linked Securities, as applicable, equal to the quotient (the “Pro Rata Share”) determined by dividing (x) the number of shares of Company Common Stock beneficially owned by the Investor at such time (including shares of Company Common Stock that would be issuable upon conversion, exchange or exercise, as applicable, of any Equity-Linked Securities beneficially owned by the Investor at such time even if not convertible, exchangeable or exercisable at such time), by (y) the total number of shares of Company Common Stock then issued and outstanding immediately prior to such issuance (including any shares of Company Common Stock included in clause (x) on an as-converted, exchanged or exercised basis, if applicable). The Investor shall be entitled to purchase such Company Common Stock or Equity-Linked Securities, as applicable, at the same price as such Company Common Stock or Equity-Linked Securities, as applicable, is to be offered to the Offeree. The Investor, if it elects to purchase its pro rata share of the Company Common Stock or Equity-Linked Securities, as applicable, authorized for issuance or sale to the Offeree, will take all necessary actions in connection with the consummation of the purchase transactions contemplated by this Section 2.08 (which, subject to clause (e) below, shall be concurrent with the consummation of the issuance or sale of the Company Common Stock or Equity-Linked Securities, as applicable, to the Offeree) as reasonably requested by the Company Board, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company, so long as such agreements, documents and instruments are on customary forms for a transaction of this type and do not require the Investor to make or agree to any representation, warranty, covenant or indemnity that is more burdensome than that required of the Offeree in the agreements, documents or instruments in connection with such transaction. Notwithstanding the foregoing, in calculating the portion of such Company Common Stock or Equity-Linked Securities, as applicable, that the Investor is entitled to purchase pursuant to this provision, no shares of Company Common Stock issuable upon conversion, exchange or exercise, as applicable, of Equity-Linked Securities shall be included if such Equity-Linked Securities are entitled to an anti-dilution or similar adjustment, pursuant to the terms thereof with respect to the issuance or sale of Company Common Stock or Equity-Linked Securities, as applicable, giving right to these preemptive rights; provided, that, where the application of such anti-dilution or similar adjustment is not sufficient for the Investor to maintain its Pro Rata Share taking into account the issuance of the Company Common Stock or Equity-Linked Securities to the Offeree, the Investor shall be entitled to purchase pursuant to this Section 2.08 such portion of the Company Common Stock or Equity-Linked Securities, as applicable, to allow the Investor to maintain its Pro Rata Share immediately following such issuance.

(b) In order to exercise its purchase rights hereunder, the Investor must, within 30 days after receipt of written notice from the Company describing the Company Common Stock or Equity-Linked Securities, as applicable, being offered, the purchase price thereof and the payment terms, deliver a written notice to the Company describing its election hereunder.

(c) During the 90 days following the expiration of the 30-day offer period described above, the Company shall be entitled to sell the shares of Company Common Stock or such Equity-Linked Securities, as applicable, which the Investor has not elected to purchase, to the Offeree at no less than the purchase price, and upon other terms no more favorable than those, stated in the notice provided under Section 2.08(b) (in addition to the portion of the Company Common Stock or Equity-Linked Securities, as applicable, the Company is not required to offer to the Investor pursuant to the first sentence of Section 2.08(a)). Any Company Common Stock or Equity-Linked Securities, as applicable, proposed to be offered or sold by the Company to the Offeree after such 90-day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Investor pursuant to the terms of this Section 2.08 prior to any sale to the Offeree.

(d) In the case of the offering of Company Common Stock or Equity-Linked Securities, as applicable, for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Company Board; provided, however, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(e) Notwithstanding the requirement in clause (a) above that the Investor’s pro rata purchase pursuant to these preemptive rights be concurrent with the consummation of the issuance or sale of the Company Common Stock or Equity-Linked Securities, as applicable, to the Offeree, the consummation of pro rata purchases pursuant to these preemptive rights that, individually, involve purchases by the Investor of less than $1 million dollars shall be aggregated and consummated on a quarterly basis for each three-month period ending March 31, June 30, September 30 or December 31, within sixty (60) days after the end of such period. The aggregation of such purchases does not relieve the Company or the Investor from their respective obligations to provide timely notices with respect to any individual offering of Company Common Stock or Equity-Linked Securities as required by this Section 2.08.

Article III
Registration Rights

Section 3.01. Registration.

(a) Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall prepare and file within three-hundred (300) days after the date hereof a registration statement covering the sale or distribution from time to time by the Investor holding Registrable Securities (the “Holder”), on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holder in accordance with any reasonable method of distribution elected by the Investor) (the “Resale Shelf Registration Statement”) and shall use commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof (and in any event within twelve (12) months after the date hereof). Notwithstanding anything to the contrary herein, the Company shall not have any obligation to participate in any due diligence, execute any agreements or certificates or deliver any legal opinions to the Holders or obtain comfort letters solely in connection with the filing and/or effectiveness of the Shelf Registration Statement or, if applicable, Subsequent Shelf Registration Statement.

(b) Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

(c) Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holder of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor. Notwithstanding the foregoing, the Company shall not be required to amend such Resale Shelf Registration Statement or file a Subsequent Shelf Registration if such Resale Shelf Registration Statement ceases to be effective due to the filing of a post-effective amendment thereto permitted by this Agreement or during an Interruption Period or Suspension Period provided for in this Agreement.

(d) Supplements and Amendments. The Company shall supplement and amend any Shelf Registration if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration; provided, however, that no such supplements or amendments will be required to be filed during an Interruption Period or a Suspension Period.

(e) Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration (a “Subsequent Holder Notice”):

(i) if required and permitted by applicable Law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration so that such Holder is named as a selling securityholder in the Shelf Registration and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable Law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period and no such post-effective amendment or supplement will be required to be filed during an Interruption Period or a Suspension Period;

(ii) if, pursuant to clause (i) above, the Company shall have filed a post-effective amendment to the Shelf Registration that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(iii) notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (i) above.

(f) Underwritten Offering.

(i) Subject to any applicable restrictions on transfer in this Agreement or otherwise, the Investor may, after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Investor may not, without the Company’s prior written consent, (x) launch more than two (2) Underwritten Offerings at the request of the Investor within any three-hundred sixty-five (365) day period, (y) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $25,000,000 (unless the Investor is proposing to sell all of their remaining Registrable Securities) or (z) launch an Underwritten Offering within the period (a “Quarterly Blackout Period”) commencing on the seventh (7th) calendar day of the third (3rd) month of each fiscal quarter and ending at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter.

(ii) In the event of an Underwritten Offering, the Investor shall select the managing Underwriter or Underwriters to administer the Underwritten Offering; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which shall not be unreasonably withheld. The Company, the Investor and the Holders of Registrable Securities participating in the Underwritten Offering will enter into and perform its obligations under an underwriting agreement in customary form with the managing Underwriter or Underwriters selected for such offering.

(iii) The Company and other holders of Company Securities entitled to contractual registration rights may include in any Underwritten Offering pursuant to this Section 3.01(f) any securities that are not Registrable Securities without the prior written consent of the Investor, subject to Section 3.02. If the managing Underwriter or Underwriters advise the Company and the Investor in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company and other holders of Company Securities may include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (A) first, the Registrable Securities that have been requested to be so included by the Holders on the basis of the percentage of the Registrable Securities owned by such Holders, (B) second, any other Persons granted piggyback registration rights prior to the date of this Agreement who have the right to participate and that have requested to participate in such Underwritten Offering, allocated in accordance with any agreement as to priority as between the Company and such Persons, (C) third, any securities proposed to be sold by the Company and (D) fourth, any other securities of the Company that have been requested to be so included.

(g) Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration is effective, if the Investor delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement, or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

Section 3.02. Piggyback Registration.

(a) Notice of Registration. If at any time or from time to time the Company proposes to file a registration statement under the Securities Act with respect to, or otherwise commence, a public offering of its Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock, whether or not for sale for its own account (other than an Excluded Registration Statement), the Company will promptly give to each Investor written notice of such filing or commencement, which notice shall be given as soon as practicable and no later than ten (10) Business Days prior to the filing date or commencement date (the “Piggyback Notice”) to the Investor on behalf of the Holders of Registrable Securities.

(b) Right to Participate. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement and offering the number of shares of Registrable Securities as the Investor on behalf of any such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 3.02(c), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice but in any event not later than one (1) Business Day prior to the filing date of a Piggyback Registration Statement. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement.

(c) Underwriting. The right of any Holder to registration pursuant to Section 3.01(f) or this Section 3.02 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided therein. If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 3.02 are to be sold in an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Each Holder proposing to distribute its securities through a Piggyback Registration Statement shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the managing Underwriter or Underwriters selected for such underwriting by the Company or by the stockholders of the Company who have the right to select the Underwriters (such underwriting agreement to be in the form negotiated by the Company or such stockholders, as the case may be). Notwithstanding any other provision of this Section 3.02, if the managing Underwriter or Underwriters of a proposed underwritten offering with respect to which Holders have exercised their piggyback registration rights advise the Company Board that in its or their good faith opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions or is such as to adversely affect the success of such filing, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated: (i) in the event such offering was initiated by the Company, (A) first, up to the total number of securities that the Company has requested to be included in such registration for its own account, (B) second, any other Persons granted piggyback registration rights prior to the date of this Agreement who have the right to participate and that have requested to participate in such offering, allocated in accordance with any agreement as to priority between the Company and such Persons; (C) third, the Registrable Securities of the Holders that have requested to participate in such underwritten offering, and (D) fourth, any other securities of the Company that have been requested to be included in such offering, allocated pro rata among such holders on the basis of the percentage of securities then held by such holders; and (ii) in the event such offering was initiated by holders of securities (other than Registrable Securities) who have exercised their demand registration rights pursuant to other written contractual arrangements with the Company, (A) first, up to the total number of securities that such holders of such securities have requested to be included in such offering, allocated in accordance with any agreement as to priority between the Company and such Persons, (B) second, any other Persons granted piggyback registration rights prior to the date of this Agreement who have the right to participate and that have requested to participate in such underwritten offering, allocated in accordance with any agreement as to priority as between the Company and such Persons, (C) third, the Registrable Securities of the Holders that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by such Holders; and (D) fourth, any other securities of the Company that have been requested to be included in such offering, allocated in accordance with any agreement as to priority between the Company and such Persons. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing Underwriter or Underwriters. Any securities excluded or withdrawn from such underwriting (x) may be substituted by securities held by the Holders to be included in such registration; or (y) in the event the Holders elect not to substitute any shares, may be substituted by securities held by the Company or other holders of Company Securities to be included in such registration; or (z) in the event that the Holders, the Company and other holders of Company Securities elect not to substitute any shares, shall be withdrawn from such registration.

(d) Right to Terminate Registration. The Company or the holders of securities who have caused Registrable Securities to be included in a registration statement pursuant to Section 3.01 or 3.02 to be filed as contemplated by this Section 3.02, as the case may be, shall have the right to have any registration initiated by it or them, as applicable, under this Section 3.02 terminated or withdrawn prior to the effectiveness thereof, whether or not any Holder has elected to include securities in such registration, without any liability to the Company or the holders of securities that were to be included therein.

Section 3.03. Registration Procedures.

(a) Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Section 3.01 or Section 3.02, the Company will:

(i) prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby in accordance with the applicable provisions of this Agreement;

(ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as (x) reasonably requested by any Holder (to the extent such request related to information relating to such Holder) or (y) may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Investor’s intended method of distribution set forth in such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(iii) respond promptly to any comments received from the SEC and, unless requested otherwise by the Holder who has initiated such registration, request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC;

(iv) furnish, (A) to the Investor’s legal counsel, copies of the registration statement and the prospectus included therein (including each preliminary prospectus), in each case including all exhibits thereto, proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement and (B) to the Investor and the Underwriters, such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(v) if requested by the managing Underwriter or Underwriters, if any, or the Investor, promptly include in any prospectus supplement or post-effective amendment such information as the managing Underwriter or Underwriters, if any, or the Investor may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 3.03(a)(v) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(vi) in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Investor and to the Underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Investor or Underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(vii) as promptly as reasonably practicable, use commercially reasonable efforts to notify the Investor at any time when (A) a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 3.04, at the request of the Investor, prepare as promptly as is reasonably practicable and furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, or (B) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act;

(viii) use reasonable best efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Investor; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (B) file a general consent to service of process in any such states or jurisdictions;

(ix) in the event that the Registrable Securities are being offered in an underwritten public offering, enter into an underwriting agreement and any related lock-up arrangement, in usual and customary form and otherwise in accordance with the applicable provisions of this Agreement;

(x) in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts) to the extent reasonably necessary, in the view of the managing underwriter(s), to support the proposed sale of Registrable Securities pursuant to such Underwritten Offering;

(xi) use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the Underwriters for sale (if such securities are being sold through Underwriters) or, solely in the case of clause (A), (D) and (E), the pricing or closing date of the applicable offering or sale (in the case of an offering with the assistance of a broker, placement agent or other agent of the Holder): (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to the managing Underwriter or Underwriters in an underwritten public offering, addressed to the Underwriter or Underwriters (in the case of an underwritten offering) or, if requested, in form and substance as is customarily given to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities addressed to such broker, placement agent or other agent, if any, (B) a “negative assurances letter”, dated such date, of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, (C) a “cold comfort” and “bring-down” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to Underwriters in an underwritten public offering, addressed to the Underwriters, (D) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities, and (E) make available to the appropriate representatives of the underwriters, if any, and any and any counsel or accountants retained by the Holder access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(xii) in the event that the Registrable Securities covered by such registration statement are shares of Company Common Stock or shares of capital stock of the Company in a series that the Company has listed on a National Securities Exchange, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with such National Securities Exchange on which the Company Common Stock or such other shares of capital stock are then listed;

(xiii) provide a transfer agent and registrar for all such Registrable Securities and, if requested by Underwriter(s) or the Holder, a CUSIP/ISIN number for all such Registrable Securities that the Company has listed on a National Securities Exchange, in each case not later than the effective date of such registration statement;

(xiv) in connection with a customary due diligence review, make available, during reasonable business hours, for inspection by any Underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Investor or Underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (A) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (B) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (C) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (D) such information (x) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (y) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (z) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (A) or (B) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (B) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (A) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(xv) cooperate with the Investor and each Underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”), including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC;

(xvi) as promptly as is reasonably practicable notify the Investor (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or

(xvii) use its commercially reasonable efforts to take such other steps that are customarily taken by issuers necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

(b) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.03(a)(vii) or 3.03(a)(xvi)(C), the Investor shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished by the Company as soon as reasonably practicable, or until the Investor are advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Investor shall use commercially reasonable efforts to return, and cause the Holders to return, to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Investor that such Interruption Period is no longer applicable.

Section 3.04. Suspension.

(a) The Company shall be entitled on up to three (3) occasions during any twelve-month period, for the shortest possible period of time and no more than sixty (60) consecutive calendar days and no more than ninety (90) total calendar days during any twelve-month period (any such period, a “Suspension Period”) to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Investor a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition, reorganization, restructuring, pending or proposed transaction or announcement or other similar transaction or action involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such suspension and an approximation of the anticipated length of such suspension. The Investor shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 3.03(a)(xiv).

(b) If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or requires the Investor or the Holders to suspend any Underwritten Offering, the Investor shall be entitled to withdraw such Underwritten Offering Notice and if it does so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 3.01(f).

(c) Notwithstanding the foregoing or anything herein to the contrary, the application of Section 3.01(f)(iii) or Section 3.02(c) shall not be deemed to be a Suspension Period with respect to any Holder. The Holders acknowledge that the existence of a Suspension Period may or may not constitute material non-public information.

Section 3.05. Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 3.01 and 3.02 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the applicable Holders of the Registrable Securities included in any such registration.

Section 3.06. Information by Holders.

(a) The Holder or Holders of Registrable Securities included in any registration shall, and the Investor shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates (the “Holder Information”) as the Company or its Representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Sections 3.01 and 3.02 are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(i) such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable Laws to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(ii) during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all Laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such Laws, will, and will cause their Affiliates to, among other things (A) not engage in any stabilization activity in connection with the securities of the Company in contravention of such Laws, (B) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement and (C) if required by applicable Law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(iii) such Holder or Holders shall, and they shall cause their respective Affiliates to, (A) supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (B) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its Representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and

(iv) on receipt of any notice from the Company of the occurrence of any of the events specified in Section 3.03(a)(vii), 3.03(a)(xvi)(B) or 3.03(a)(xvi)(C) or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable Law.

Section 3.07. Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 3.08. Requirements for Participation in Registrations and Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable registration statement or prospectus if the Company reasonably determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.08 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.09. Indemnification.

(a) Indemnification by Company. To the extent permitted by applicable Law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Holder’s current and former officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees, and each Underwriter thereof, if any, and each Person who controls any such Underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”) from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several (or actions in respect thereof) (collectively, “Losses”), to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company in connection with any registration or offering hereunder and (without limiting the preceding portions of this Section 3.09) the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.09, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal Law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder.

(b) Indemnification by Holders. To the extent permitted by applicable Law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its Representatives, each Person who controls the Company or such Underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.09, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, “issuer free writing prospectus” or other document in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.09(b) payable by the Investor and any Holder exceed an amount equal to the net proceeds (after payment of Selling Expenses) received by each such Holder in respect of the Registrable Securities sold pursuant to the registration statement. The indemnity agreement contained in this Section 3.09(b) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

(c) Notification. If any Person shall be entitled to indemnification under this Section 3.09 (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this Section 3.09(c)) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Section 3.09 only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party shall, without the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 3.09 shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Section 3.09 shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

(d) Contribution. If the indemnification provided for in this Section 3.09 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Section 3.09, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.09(d) was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.09(d). Notwithstanding the foregoing, the amount the Investor and any Holder will be obligated to contribute pursuant to this Section 3.09(d) will be limited to an amount equal to the net proceeds (after payment of Selling Expenses) received by such Investor and/or such Holder in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.10. Transfer of Registration Rights. Any rights to cause the Company to register securities granted to a Holder under this Article III may be transferred or assigned to any Affiliate of such Holder to whom shares of Series A Preferred Stock or Series A Preferred Stock are transferred pursuant to and in accordance with Section 4.02 or any other party to whom such Holder may transfer any shares of Series A Preferred Stock pursuant to Section 4.02; provided, however, that (a) prior written notice of such assignment of rights is given to the Company and (b) such Person agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.

Section 3.11. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article III shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities. The registration rights contained in this Article III shall terminate on the date on which all Holders cease to hold Registrable Securities.

Section 3.12. Registration Default. Any of the following events shall be deemed to be a “Registration Default” for purposes of the Series of A Certificate of Designations:

(a) If a Resale Shelf Registration Statement is not filed with the SEC on or prior to the date that is 300 days after the date hereof;

(b) if a Resale Shelf Registration Statement is filed but not declared effective by the SEC (or has not become effective in the case of an automatic shelf registration statement) on or prior to the date that is twelve (12) months after the date hereof; or

(c) if a Shelf Registration has been declared or becomes effective but ceases to be effective or usable for the offer and sale of the Registrable Securities (without being succeeded immediately by an effective replacement registration statement), or the Shelf Registration or prospectus contained therein is subject to one or more Suspension Periods which exceeds 90 days in the aggregate in any consecutive 12-month period;

provided, however, that (i) upon the filing of the Resale Shelf Registration Statement (in the case of paragraph (a) above), (ii) upon the effectiveness of the Resale Shelf Registration Statement (in the case of paragraph (b) above), or (iii) upon such time as the Shelf Registration which had ceased to remain effective or usable for resales again becomes effective and usable for resales (in the case of paragraph (c) above), the applicable Registration Default shall cease and be deemed cured as of such time.

Article IV
Limitations on Transfers

Section 4.01. Limitation on Transfer of Series A Preferred Stock.

(a) Except as otherwise permitted by this Agreement, including Section 4.02, the Investor shall not, from and after the date hereof until the earliest of (i) the date that is twelve (12) months following the date hereof and (ii) the date of the consummation of a Fundamental Change (as defined in the Series A Certificate of Designations) (such period, the “Restricted Period”), directly or indirectly, sell, transfer, assign, or otherwise dispose of (each, a “Transfer”) any portion of or interest in any shares of Series A Preferred Stock (including any Conversion Shares; but excluding, for the avoidance of doubt, any Company Common Stock held by the Investor immediately prior to the date hereof) without the prior written consent of the Company (which consent may be given or withheld or made subject to such conditions as are determined by the Company in its sole discretion); it being understood that a transfer of any common stock or other securities issued by the Investor shall not constitute an indirect Transfer of any shares of Series A Preferred Stock (including any Conversion Shares) by the Investor for purposes of this Section 4.01). Notwithstanding the foregoing, the Investor shall provide notice to the Company of any Transfer of any shares of Series A Preferred Stock (but not any Conversion Shares that are no longer subject to transfer restrictions) substantially concurrent with such Transfer.

(b) Any purported Transfer that is not in accordance with the terms and conditions of this Article IV shall be, to the fullest extent permitted by Law, null and void ab initio, and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.

Section 4.02. Permitted Transfers. Notwithstanding anything to the contrary in Section 4.01, the Investor may Transfer all or any portion of or any interest in any shares of Series A Preferred Stock or Conversion Shares as follows:

(a) to the Company or its Subsidiaries;

(b) pursuant to a merger, other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any of its Subsidiaries, or tender offer or exchange offer made to all holders of the Company Common Stock (for the avoidance of doubt, if such transaction does not close for any reason, the release from restrictions on Transfers under this clause (b) shall not apply to any Series A Preferred Stock and Conversion Shares, including Company Common Stock received pursuant to the conversion of any Series A Preferred Stock that had previously been converted to participate in any such transaction); and

(c) to any Affiliate of an Investor, and such permitted transferee may further Transfer all or any portion of or any interest in any shares of Series A Preferred Stock or Conversion Shares to any other Affiliate; provided, however, that no such Transfer shall be permitted pursuant to this clause (c) unless and until any such permitted transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (each such transferee under this clause (c), a “Permitted Transferee”).

Section 4.03. Legend.

(a) The Company may place appropriate and customary legends on the shares of Series A Preferred Stock (or the Conversion Shares) held by the Investor setting forth the restrictions referred to in this Article IV and any restrictions appropriate for compliance with U.S. federal securities Laws. The Investor agrees with the Company that, other than to take into account any changes in applicable securities Laws, each share of Series A Preferred Stock held by an Investor on the Closing Date shall be marked with a legend substantially in the form set forth below:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT DATED OCTOBER 27, 2022, BETWEEN CEPTON, INC. AND KOITO MANUFACTURING CO., LTD., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor and delivery by such Investor of such certificates, representations (including broker’s representation letters), tax forms and other documentation reasonably requested by the Company or the Company’s transfer agent, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company at the Company’s expense to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series A Preferred Stock or Company Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement), and upon the removal of all such legends, the Company shall cooperate with the Investor to permit such Company Common Stock to be eligible for book-entry deposit through the facilities of The Depositary Trust Company.

Article V
Additional Agreements

Section 5.01. Information and Access. From time to time, upon reasonable written request by the Investor, the Company agrees to provide the Investor with the following:

(a) as soon as practicable after the end of each fiscal year of the Company, (i) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and (ii) audited, consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC and notify Investor of the completion of such filing, together with a URL to such filed report, on the date of the filing;

(b) as soon as practicable after the end of each of the first three quarters of each fiscal year of the Company, (i) a reviewed consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and (ii) reviewed consolidated statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC and notify Investor of the completion of such filing, together with a URL to such filed report, on the date of such filing;

(c) within six (6) Business Days after the end of each calendar month, a monthly financial report containing the trial balance of unaudited consolidated balance sheet and statement of revenues of the Company and its Subsidiaries as of the end of such calendar month, in such format reasonably designated by the Investor from time to time;

(d) reasonable access, to the extent reasonably requested by the Investor, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, all upon reasonable notice and at such reasonable times as the Investor may reasonably request; provided that any access pursuant to this Section 5.01(d) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; and

(e) any information that may be reasonably requested by the Investor in connection with the conversion of Series A Preferred Stock or any other information that is necessary for the Investor to prepare any of its financial statements in accordance with the Japanese generally accepted accounting principles for each fiscal year of the Investor.

Section 5.02. Confidentiality.

(a) The Investor shall, and shall cause its Affiliates and Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor or their respective Affiliates or Representatives by or on behalf of the Company or any of its Representatives pursuant to Section 5.01 (collectively referred to as the “Company Confidential Information”); provided that the Company Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor or any of their respective Affiliates or Representatives in violation of this Section 5.02, (ii) was or becomes available to the Investor or any of their respective Affiliates or Representatives from a source other than the Company or its Representatives; provided that such source is believed by the Investor not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its Affiliates, or (iii) at the time of disclosure is already in the possession of the Investor or any of their respective Affiliates or Representatives; provided that such information is believed by the Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company. The Investor and the Company agree that Company Confidential Information may be disclosed solely to the Investor’s Affiliates and their respective Representatives and in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, judgment or by a Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, summons or similar process) to disclose any Company Confidential Information, in each of which instances, to the extent permissible by applicable Law and reasonably practicable, the Investor, its Affiliates, and their respective Representatives, as the case may be, shall provide notice to the Company sufficiently in advance of any such disclosure so that the Company shall have a reasonable opportunity to timely seek to limit, condition or quash such disclosure; and, provided, that, with respect to any Affiliate of the Investor receiving Company Confidential Information hereunder (i) such Affiliate of the Investor, as applicable, will agree to keep such information confidential in accordance with this Section 5.02 as though it were a party hereto and (ii) the Investor will remain liable for any breaches by their respective Affiliates and Related Investment Funds of this Section 5.02.

(b) The Company and the Investor further acknowledge and agree that, for the avoidance of doubt, the confidentiality obligation with respect to any Confidential Information (as defined in the Confidentiality Agreement), whether disclosed prior to or on and after the date hereof, shall be subject to the terms and conditions of the Confidentiality Agreement, which shall continue in full force and effect after the date hereof until the expiration or termination thereof in accordance with its terms.

Section 5.03. Section 16 Matters.

(a) For so long as the Investor is deemed to be a “ten percent beneficial owner” with respect to the Company under Rule 16a-2 under the Exchange Act, the Company shall provide to the Investor the notice set forth in Section 11(f) of the Series A Certificate of Designations as soon as reasonably practicable (including, prior to the occurrence of the applicable event) and in any event no later than one Business Day following any adjustment pursuant to Section 11 of the Series A Certificate of Designations, in order to enable the Investor to comply with its reporting obligations under Section 16 of the Exchange Act.

(b) If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, their Affiliates and/or any Investor Director being deemed to have made a disposition of Company Common Stock or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any Investor Director is serving on the Company Board at such time or has served on the Board during the preceding six months (i) the Company Board will pre-approve such disposition of Company Common Stock or derivatives thereof for the express purpose of exempting the Investor’s, their respective Affiliates’ and the Investor Director’s interests (to the extent the Investor or their respective Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (x) a merger or consolidation to which the Company is a party and Company Common Stock (or Equity-Linked Securities) is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (y) a potential acquisition by the Investor, such Investor’s respective Affiliates, and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (z) an Affiliate or other designee of the Investor or their respective Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor, their respective Affiliates and the Investor Director (for such Investor and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Article VI
Miscellaneous

Section 6.01. Notices. All notices, requests and other communications to a Party shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given,

(i)	if to the Investor to:

[Address for notice.]

with copies (which will not constitute notice) to:

[Address for copies.]

(ii)	if to the Company to:

[Address for notice.]

with a copy (which will not constitute notice) to:

[Address for copies.]

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 6.02. Amendments; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and the Investor. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

Section 6.03. Governing Law; Specific Performance; Consent to Jurisdiction.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any transaction contemplated hereby or the actions of the Investor or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 6.03(c), without proof of damages or otherwise (in each case, subject to the terms and conditions of this clause (b)) (and each party hereto acknowledges and agrees that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this clause (b) shall not be required to provide any bond or other security in connection with any such order or injunction), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(c) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal (“Action”) or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 6.01 shall be effective service of process for any such Action or proceeding.

Section 6.04. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.04.

Section 6.05. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Upon such a determination, the Parties agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as it is enforceable.

Section 6.06. Third Party Beneficiaries. Unless expressly set forth herein, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties, their respective successors and permitted assigns and any Indemnified Party hereunder.

Section 6.07. Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that notwithstanding the foregoing, (i) the Investor shall be permitted to assign this Agreement and its rights, interests and obligations hereunder without the prior written consent of the Company to any Permitted Transferee of the Series A Preferred Stock and Conversion Shares and (ii) this Section 6.07 shall not prohibit any Transfer permitted under Section 4.02.

(b) Without limitations to clause (a), subject to Section 4.01, the Investor shall be permitted to assign its rights, interests and obligations arising out of Article III, Section 4.03 and Section 5.03(a) (which obligations and rights shall apply in full to both the Investor and such transferee, provided that the total number of Underwritten Offerings that may be demanded by the Investor and such transferee shall remain the same as before such transfer) without the prior written consent of the Company in connection with a transfer of the Series A Preferred Stock (counted on an as-converted basis) and Conversion Shares constituting greater than 50% of the sum of (i) the Series A Preferred Stock (counted on an as-converted basis) and Conversion Shares held by the Investor immediately prior to such transfer and (ii) any Series A Preferred Stock (counted on an as-converted basis) and Conversion Shares previously transferred by the Investor as permitted under Section 4.02.

Section 6.08. Termination.

(a) Automatic Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate, subject to Section 6.08(b), (i) upon the mutual written agreement of the Company and the Investor and, (ii) with respect to any Holder, at such time when such Holder no longer beneficially owns any Registrable Securities, unless such Holder is the Investor in which case this Agreement shall remain in effect for so long as the Investor is entitled to any of the rights in Article II.

(b) Survival. In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except Section 5.02 and Articles I and VI and shall survive any such termination indefinitely. The termination of this Agreement shall not relieve any party from any liability for any breach by a party of this Agreement.

Section 6.09. Entire Agreement, etc. This Agreement, together with the Series A Certificate of Designations and the Investment Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; provided, that nothing herein shall limit, restrict, prevent or supersede the other Transaction Documents, or serve as a consent or waiver thereunder.

Section 6.10. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CEPTON, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KOITO MANUFACTURING CO., LTD.

By:
Name:
Title: